UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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FRANKLIN RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FRANKLIN RESOURCES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DEAR STOCKHOLDER:

The Board of Directors of Franklin Resources, Inc. (the “Company”) invites you to attend the 2012 annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, March 14, 2012 at 10:00 a.m., Pacific Time, in the H. L. Jamieson Auditorium, at One Franklin Parkway, Building 920, San Mateo, California, for the following purposes:

1.	To elect the 11 nominees for director named herein to the Board of Directors to hold office until the next annual meeting of stockholders or until that person’s successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012.

3.	To transact such other business that may properly be raised at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

We are primarily furnishing proxy materials to our stockholders on the Internet rather than mailing paper copies of the materials to each stockholder. As a result, some of you will receive a Notice of Internet Availability of Proxy Materials and others will receive paper copies of the Proxy Statement and our Annual Report. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Proxy Statement and the Annual Report over the Internet, instructions on how to vote your shares, as well as instructions on how to request a paper copy of our proxy materials, if you so desire. Electronic delivery is designed to expedite the receipt of materials, significantly lower costs and help to conserve natural resources.

Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of our proxy materials, the Proxy Statement, the Proxy Card, the Annual Report, and any amendments to the foregoing materials that are required to be furnished to stockholders are available for you to review online at www.proxyvote.com.

The Company’s Board of Directors has fixed the close of business on January 17, 2012 as the record date for the determination of stockholders entitled to receive notice of, and to vote on, all matters presented at the Annual Meeting or any adjournments thereof. Your vote is very important. Even if you think that you will attend the Annual Meeting, we ask you to please cast your vote. You may vote your shares via the Internet, by telephone, by mail or in person at the Annual Meeting.

By order of the Board of Directors,

MARIA GRAY

SECRETARY

JANUARY 24, 2012

SAN MATEO, CALIFORNIA

Your vote is important.

Please vote via the Internet, by telephone, by mail or in person at the Annual Meeting.

FRANKLIN RESOURCES, INC.

One Franklin Parkway

San Mateo, California 94403-1906

PROXY STATEMENT

January 24, 2012

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are furnished in connection with the solicitation by the Board of Directors of Franklin Resources, Inc., a Delaware corporation (the “Company”), of the accompanying proxy to be voted at the 2012 annual meeting of stockholders (the “Annual Meeting”), which will be held on Wednesday, March 14, 2012, at 10:00 a.m., Pacific Time, in the H. L. Jamieson Auditorium, One Franklin Parkway, Building 920, San Mateo, California, the Company’s principal executive offices. We expect that this Proxy Statement and the enclosed proxy will be mailed and/or made available to each stockholder entitled to vote on or about January 24, 2012.

All materials filed by the Company with the Securities and Exchange Commission (the “SEC”) can be obtained at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or through the SEC’s website at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

Under the rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily over the Internet. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and help to conserve natural resources. On or about January 24, 2012, we mailed to each of our stockholders (other than those who previously requested electronic or paper delivery, participants in the Franklin Templeton 401(k) Retirement Plan (the “401(k) Plan”) and holders of shares in excess of certain thresholds), a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including this Proxy Statement and our Annual Report, on the Internet and how to access a proxy card to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. If you received paper copies of our proxy materials, you may also view these materials at www.proxyvote.com. If you received paper copies of our proxy materials and wish to receive them by electronic delivery in the future please request electronic delivery on www.proxyvote.com.

VOTING INFORMATION

WHO CAN VOTE?

Holders of the Company’s common stock, par value $0.10 per share (the “common stock”), at the close of business on January 17, 2012 (the “Record Date”) are entitled to one vote for each share owned on that date on each matter presented at the Annual Meeting. As of December 31, 2011, the Company had 215,991,081 shares of common stock outstanding. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Internet Availability of this Proxy Statement has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for voting by telephone or on the Internet.

WHAT MATTERS ARE TO BE CONSIDERED AT THE MEETING?

At the Annual Meeting, stockholders will be asked to consider and vote upon the: (1) election of 11 directors to the Company’s Board of Directors (the “Board of Directors” or “Board”) to hold office until the next annual meeting of stockholders or until that person’s successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal; (Proposal No. 1); and (2) ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012 (“fiscal year 2012”) (Proposal No. 2).

The Board of Directors does not know of any other matter to be brought before the Annual Meeting. If any other matters properly come before the meeting, the persons named in the form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

In order to take any action at the Annual Meeting, a majority of the Company’s outstanding shares as of the Record Date must be present in person or by proxy and entitled to vote at the meeting. This is called a quorum.

WHO COUNTS THE VOTES?

The final voting results will be tallied by Broadridge Financial Solutions, Inc. and the Inspector of Elections, and reported on a Current Report on Form 8-K filed with the SEC within four business days following the meeting.

WHAT IS A PROXY?

A “proxy” allows someone else (the “proxy holder”) to vote your shares on your behalf. The Board of Directors is asking you to allow any of the persons named on the proxy card (Charles B. Johnson, Chairman of the Board; Gregory E. Johnson, President and Chief Executive Officer; and Maria Gray, Vice President and Secretary) to vote your shares at the Annual Meeting.

HOW DO I VOTE?

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote your shares without attending the Annual Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your bank, broker or other holder of record. You may also vote by telephone, using the Internet or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card. Please see the Notice of Internet Availability of Proxy Materials, your proxy card or the information your bank, broker, or other holder of record provided to you for more information on these options. Except for certain stockholders described below, the deadline for voting by telephone or by using the Internet is 11:59 p.m., Eastern Time (“ET”), on Tuesday, March 13, 2012.

The persons named as your proxy holders on the proxy card will vote the shares represented by your proxy in accordance with the specifications you make. For stockholders of record that return their proxy card but do not provide instructions on how to vote, the persons named as your proxy holders on the proxy card will vote the shares represented by the proxy FOR all nominees to the Board of Directors (Proposal No. 1) and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (the “independent auditors”) for fiscal year 2012 (Proposal No. 2). For beneficial holders that return their voting instructions but do not provide instructions on how to vote, your bank, broker or other holder of record will only have the discretion to vote on the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal 2012 (Proposal No. 2). Additionally, unless you specify otherwise on your proxy card, if any other matters come before the Annual Meeting to be voted on, the persons named as your proxy holders on the proxy card will vote, act and consent on those matters in their discretion.

For participants in the Franklin Templeton 401(k) Retirement Plan, your shares will be voted as you specify on your proxy card. If you do not vote, your shares will be voted by the independent fiduciary for and against the proposals in the same proportion as shares for which directions are received by the independent fiduciary, unless the independent fiduciary decides that the law requires that the independent fiduciary vote them differently. (This also means that the way you vote will also affect how the independent fiduciary will vote the shares of participants who do not vote.) If you wish to abstain from voting on any matter, you must indicate this on your proxy card. You cannot vote your 401(k) Plan shares in person at the meeting. To allow sufficient time for your shares to be voted as you instruct, the trustee must receive your vote by no later than 2:00 p.m. ET on Friday, March 9, 2012.

For participants in the Franklin Resources, Inc. amended and restated 1998 Employee Stock Investment Plan (the “ESIP”), who have shares in accounts established at BNY Mellon Shareowner Services (“BNY Mellon”), your shares will be voted by BNY Mellon as you specify on your proxy card. If you do not designate how your shares should be voted, BNY Mellon will only have the discretion to vote on the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal year 2012 (Proposal No. 2). You cannot vote your ESIP shares in person at the meeting. To allow sufficient time for voting, BNY Mellon must receive your vote by no later than 2:00 p.m. ET on Friday, March 9, 2012.

CAN I CHANGE OR REVOKE MY VOTE AFTER I RETURN MY PROXY CARD?

Yes. Whether your vote is submitted via the mail, the Internet or by telephone, you may change or revoke your proxy at any time before it is voted. A proxy, including an Internet or telephone vote, may be changed or revoked by submitting another proxy with a later date at any time prior to the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person. Participants in the 401(k) Plan and those holding shares purchased through the ESIP, which are held in accounts with BNY Mellon, may revoke their proxy by no later than 2:00 p.m. ET on Friday, March 9, 2011.

CAN I VOTE IN PERSON AT THE ANNUAL MEETING INSTEAD OF VOTING BY PROXY?

Yes. However, we encourage you to complete and return the enclosed proxy card to ensure that your shares are represented and voted. Participants in the 401(k) Plan and those holding shares purchased through the ESIP, which are held in accounts with BNY Mellon must vote by no later than 2:00 p.m. ET on Friday, March 9, 2012 and may not vote at the Annual Meeting.

HOW ARE VOTES COUNTED?

To be counted as “represented”, a proxy card must have been returned for those shares, the stockholder must have voted the shares by telephone or over the Internet, or the stockholder must be present at the meeting. Votes will be tabulated by the Inspector of Elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

WHAT IS A BROKER NON-VOTE?

A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner. Under New York Stock Exchange (“NYSE”) rules, the ratification of the selection of an independent registered public accounting firm (Proposal No. 2), is considered a “routine” matter, and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms. Brokers may not vote on the election of directors, which is considered a “non-routine” proposal, unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as “non-votes”.

WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

•

The election of directors (Proposal No. 1) requires that a director receive a majority of the votes cast with respect to that director at the Annual Meeting. This means that the number of shares of stock voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Abstentions and broker non-votes will not have any effect on the election of directors.

•

The affirmative vote of the holders of shares of common stock, having a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter, are necessary to ratify the appointment of PricewaterhouseCoopers LLP (Proposal No. 2). Abstentions will have the same effect as a vote against this proposal.

Shares that are voted in person or by proxy are treated as being present at the meeting for purposes of establishing a quorum, and will be included in determining the number of shares represented and voted at the Annual Meeting with respect to such matter. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

WHO PAYS FOR THIS PROXY SOLICITATION?

Your proxy is being solicited by the Board on behalf of the Company. The Company pays the cost of soliciting your proxy and reimburses brokerage costs and other fees for forwarding proxy materials to you.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

GENERAL

The Corporate Governance Committee of the Board recommended and nominated, and the Board approved, the nominees named below for election as members of the Board. Each director nominee was elected by the Company’s stockholders at the Company’s last annual meeting of stockholders and, accordingly, is standing for re-election.

The Corporate Governance Committee and the Board believe that the nominees have the requisite experience, qualifications, attributes and skills to provide the Company with effective oversight of a global investment management organization. The Corporate Governance Committee and the Board believe that there are general requirements and skills that are required of each director and other skills and experience that should be represented on the Board as a whole but not necessarily by each director. The Board believes that, consistent with these requirements, each nominee displays a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our Company, a willingness to devote the necessary time to board duties, a commitment to representing the best interest of the Company and its stockholders and a dedication to enhancing stockholder value. The Board seeks to assemble a group of directors that, as a whole, represents a mix of experiences and skills that allows appropriate deliberation on all issues that the Board might be likely to consider. The Corporate Governance Committee’s Policy Regarding Nominations and Qualifications of Directors described below outlines the qualities that the Corporate Governance Committee and the Board seek in director nominees.

If elected, each nominee will serve until the next annual meeting of stockholders or until that person’s successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

In accordance with the Company’s Director Independence Standards, described more fully below, and the rules of the NYSE, the Board has affirmatively determined that it is currently composed of a majority of independent directors, and that the following director nominees are independent and do not have a material relationship with the Company: Samuel H. Armacost; Charles Crocker; Joseph R. Hardiman; Mark C. Pigott; Chutta Ratnathicam; Laura Stein; Anne M. Tatlock; and Geoffrey Y. Yang.

MAJORITY VOTING FOR DIRECTORS

The Company’s Amended and Restated Bylaws provide for majority voting in the election of directors. This means that, in uncontested elections, directors are elected by a majority of the votes cast. Consequently, the number of shares voted “for” a director must exceed the number of shares voted “against” that director. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

The Company’s Corporate Governance Guidelines require the Corporate Governance Committee to establish procedures to implement a director resignation policy in situations where a director fails to receive a majority of votes cast in his or her election. The Company’s Corporate Governance Guidelines provide that, in the event a director fails to be elected, the Corporate Governance Committee will then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Corporate Governance Committee’s recommendation within 90 days following certification of the election results. In determining whether or not to recommend that the Board accept any resignation offer, the

Corporate Governance Committee may consider all factors believed relevant by such committee’s members.

Unless applicable to all directors, the director whose resignation is under consideration is expected to recuse himself or herself from the Board vote. The Board will promptly disclose its decision regarding the director’s resignation offer (including the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K filed with the SEC. If the Board accepts a director’s resignation pursuant to this process, the Corporate Governance Committee will recommend to the Board whether to fill the vacancy created or reduce the size of the Board.

RECOMMENDATION OF THE BOARD

The Board recommends a vote “FOR” the election to the Board of each of the nominees listed below. The voting requirements for this proposal are described in the “Voting Information” section above.

NOMINEES

Listed below are the names, ages as of December 31, 2011, and principal occupations and membership on public boards for the past five years of each director and nominee. In addition, we have also provided information concerning the particular experience, qualification, attributes and/or skills that the Corporate Governance Committee and the Board considered as relevant to each director and nominee that led to the conclusion that he or she should serve as a director.

Samuel H. Armacost Age 72 Director Since 2004

Chairman Emeritus and Director of the Board of SRI International (formerly Stanford Research Institute), an independent nonprofit technology research and development organization since March, 2010. A member of SRI International’s Board of Directors since 1981, Chairman of the Board from 1998 until March, 2010. Managing Director, Weiss, Peck & Greer LLC, an investment management and venture capital firm, from 1990 until 1998 and Merrill Lynch Capital Markets from 1987 until 1990. President, Director and Chief Executive Officer, BankAmerica Corporation from 1981 until 1986. Director, Exponent, Inc. and Callaway Golf Company.

Key Attributes, Experience and Skills:

Mr. Armacost has long-term experience and wide-ranging expertise in the Company’s two business segments, investment management and banking/finance. Having held various positions for over 22 years with Bank of America and BankAmerica Corporation, including Chief Financial Officer and President and Chief Executive Officer, Mr. Armacost brings strong leadership skills and a valuable perspective on financial, operational and strategic matters to the Board. As a Partner and Managing Director for eight years of Weiss, Peck & Greer LLC, Mr. Armacost was closely involved in the management, sales, and marketing of institutional asset management accounts and various mutual funds. Through his Bank of America service and his participation on the boards of a number of multinational public companies including Chevron Corporation and Del Monte Foods Company, Mr. Armacost brings a deep understanding of issues associated with our operations in multiple jurisdictions.

Charles Crocker Age 72 Director Since 2003

Chairman and Chief Executive Officer of Crocker Capital; a private venture capital firm, formerly Chairman, Chief Executive Officer and a director from October 1997 to March 2006 of BEI Technologies, Inc., a manufacturer of electronic sensors and motion control products and a subsidiary of Schneider Electric SA; President of BEI Technologies, Inc., a diversified technology company, from October 1997 to May 2000. Director, Teledyne Technologies Incorporated and Conmed Healthcare Management.

Key Attributes, Experience and Skills:

Mr. Crocker’s experience as Chairman and Chief Executive Officer of Crocker Capital provides valuable financial and management expertise as well as knowledge of the capital markets to the Board. As an entrepreneur, Mr. Crocker founded and built two companies, enabling him to provide strategic direction and growth expertise to the Company. Through his service in leadership roles in major not-for-profit institutions, he provides valuable business, leadership and client service perspectives to the Board. Mr. Crocker has a deep understanding of compensation and finance matters gained through his current and prior service on the audit and compensation committees of public and private companies, including ours.

Joseph R. Hardiman Age 74 Director Since 2005

Formerly, President and Chief Executive Officer of the National Association of Securities Dealers, Inc. (predecessor to FINRA), and its wholly owned subsidiary, The Nasdaq Stock Market, Inc., from September 1987 through January 1997; from 1975 through September 1987, held various positions at Alex. Brown & Sons, an investment bank, including Managing Director and Chief Operating Officer; previously, served on the boards of the Deutsche Scudder Funds, Soundview Technology Group, Broadwing Corporation, ISI Funds and the Depository Trust Company.

Key Attributes, Experience and Skills:

Mr. Hardiman brings extensive financial, regulatory, broker-dealer, compliance and leadership experience to the Board having served as a President and Chief Executive Officer of the National Association of Securities Dealers, Inc. and the NASDAQ Stock Market. Mr. Hardiman has expertise in investment banking, capital markets and securities distribution from, among other things, his tenure with Alex. Brown & Sons and Soundview Technology Group, and extensive knowledge of the investment management business through his work on the boards of the Deutsche Scudder Funds and ISI Funds. Mr. Hardiman brings to the Board valuable perspectives on corporate governance from these leadership roles and from his extensive experience on the boards of public and private companies.

Charles B. Johnson Age 78 Director Since 1969

Chairman of the Board of the Company since December 1999; formerly, Chief Executive Officer of the Company; officer and/or director of certain subsidiaries of the Company; officer and/or director or trustee of various investment companies managed or advised by subsidiaries of the Company.

Key Attributes, Experience and Skills:

Mr. C. B. Johnson is widely regarded as a distinguished leader in the asset management industry. He has been with the Company for over 50 years, having grown the Company from one with assets under management of $2.5 million to one with assets under management of over $670 billion at the end of December 2011. As Chairman of the Board and a former Chief Executive Officer of the Company and an officer, director or trustee of various subsidiaries and Franklin Templeton mutual funds, Mr. Johnson brings to the Board an incomparable knowledge of and experience with the Company and its business as well as valuable leadership and management experience. Under his stewardship, the Company acquired the Mutual Series and Templeton organizations, strategic decisions that have been critical components of the Company’s growth and entry into international markets. In his role as Chairman of the Board for more than a decade, he has guided the Board in performing its oversight functions and has provided a critical link between management and the Board. In addition, through his prior service as the Chairman of the National Association of Securities Dealers (the NASD, currently known as FINRA), various committees and the board of the NASD, and on the Board of Governors of the Investment Company Institute, Mr. Johnson brings significant insights on the regulatory and policy issues that companies in our industry face. Mr. Johnson is a member of the Board of Overseers of the Hoover Institution and several civic and cultural institutions. Having Mr. C. B. Johnson as Chairman of the Board provides our Company with ethical, decisive and effective leadership.

Gregory E. Johnson Age 50 Director Since 2007

President of the Company since December 1999 and Chief Executive Officer of the Company since January 2004; officer and/or director of certain subsidiaries of the Company.

Key Attributes, Experience and Skills:

Mr. G. Johnson brings leadership and extensive business and operating experience, as well as significant knowledge of our Company and the global fund management industry, to the Board. Mr. G. Johnson is a certified public accountant and prior to joining the Company, was a senior accountant with Coopers & Lybrand. Over his 25-year tenure with the Company, Mr. G. Johnson has held officer and director positions with various subsidiaries of the Company, hands-on experience that provides him with in-depth knowledge of the Company’s operations. Mr. G. Johnson’s presence on the Board provides a crucial link between the Board and management and also provides the Board with management’s current perspectives on the Company’s business and strategic vision for the Company. Mr. G. Johnson’s service on various boards of industry organizations including the Investment Company Institute’s Board of Governors also provides the Board with the benefit of additional perspectives on industry developments, including regulatory and policy issues. He is currently serving as the Chairman of the Investment Company Institute.

Rupert H. Johnson, Jr. Age 71 Director Since 1969

Vice Chairman of the Company since December 1999; officer and/or director of certain subsidiaries of the Company; officer and/or director or trustee of various investment companies managed or advised by subsidiaries of the Company.

Key Attributes, Experience and Skills:

Mr. R. Johnson’s service as Vice Chairman of the Company and as an officer, director or trustee of various subsidiaries of the Company and Franklin Templeton mutual funds since its inception provide the Board with significant knowledge of and insights into the Company and the global fund management industry in which we operate. His fundamental knowledge of the Company gained over 46 years give him an important perspective on the Company and provides significant leadership, business and operational expertise to the Board. Mr. Johnson has served on various industry boards and committees addressing investment company issues including the Board of Governors of the Investment Company Institute. In his capacity with the Company, he has served as Director of Research and is a portfolio manager for one of its funds. He provides the Board with a unique perspective on critical components of the Company’s business.

Mark C. Pigott Age 57 Director since 2011

Chairman and Chief Executive Officer of PACCAR Inc, a global technology company in the capital goods and financial services industries, since January 1997. Formerly, Vice Chairman from January 1995 to December 1996, Executive Vice President from December 1993 to January 1995, Senior Vice President from January 1990 to December 1993, and Vice President from October 1988 to December 1989, of PACCAR. Director, PACCAR Inc.

Key Attributes, Experience and Skills:

Mr. Pigott’s experience as Chairman and Chief Executive Officer of PACCAR Inc, a Fortune 200 company, provides the Board with valuable perspectives on financial, operational and strategic matters. Mr. Pigott has been recognized several times as one of the 10 Best CEOs by Forbes magazine. Under his leadership, PACCAR has generated superior long term shareholder returns and received 30 J.D. Power Customer Satisfaction Awards. He brings substantial expertise in the areas of client service and customer satisfaction. As the leader of a major global company, Mr. Pigott has a deep understanding of issues associated with operating in multiple jurisdictions. His service on several boards including the Business Council, the Royal Shakespeare Company America and the PACCAR Foundation, as well as his service on the board of PACCAR, provides our Board with the benefit of his views on business, corporate governance and citizenship, finance and compensation matters.

Chutta Ratnathicam Age 64 Director Since 2003

Retired Senior Vice President and Chief Financial Officer of CNF Inc., a freight transportation, logistics, supply chain management and trailer manufacturing company, from 1997 to March 2005; formerly, Chief Executive Officer of the Emery Worldwide reporting segment of CNF from September 2000 to December 2001.

Key Attributes, Experience and Skills:

Mr. Ratnathicam’s experience of over 27 years in various accounting, finance and executive management roles, including as the Chief Financial Officer at CNF, Inc., provides the Board with significant expertise in the areas of finance, accounting, strategic planning and auditing. Mr. Ratnathicam has held finance and other management positions internationally, and has a keen understanding of the issues facing a multinational business such as the Company. He is on the Advisory Board of the California State University East Bay School of Business and Namaste Direct, a micro finance organization, and qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.

Laura Stein Age 50 Director Since 2005

Senior Vice President—General Counsel of The Clorox Company, a leading marketer and manufacturer of consumer products, since January 2005; formerly, Senior Vice President and General Counsel of H.J. Heinz Company, a global marketer and manufacturer of branded food products, from January 2000 to January 2005.

Key Attributes, Experience and Skills:

As general counsel of two multinational corporations, with responsibility for legal, compliance, corporate governance, risk management and internal audit, among other matters, Ms. Stein brings expertise in these critical areas to the Board. Ms. Stein speaks six languages and has lived in non-US jurisdictions, bringing a global perspective and experience. She has a deep understanding of financial statements, corporate finance, and accounting. In addition, Ms. Stein’s leadership and service on the boards of non-profit organizations including Corporate Pro Bono, the ABA Task Force on the Preservation of Justice and the Leadership Council on Legal Diversity also provide the Board with the benefit of additional perspectives on diversity and corporate citizenship.

Anne M. Tatlock Age 72 Director Since December 21, 2004; Previously, Director from 2001 to Early December 2004

Vice Chairman of the Company from March 2001 to January 2007; Chairman of the Board and Chief Executive Officer from 2000 to 2006 and a director of Fiduciary Trust Company International, a subsidiary of the Company; formerly, President of Fiduciary Trust Company International and director of other subsidiaries of the Company. Director, Beam Inc. and Merck & Co. Inc.

Key Attributes, Experience Skills:

As a former Vice Chairman of the Company and the former Chairman and Chief Executive Officer of Fiduciary Trust Company International, a bank subsidiary of the Company, Ms. Tatlock brings strong leadership skills and a wealth of knowledge of and experience with our Company to the Board, including valuable insights on the complex regulatory and banking issues the Company faces. She is a respected investment advisor and heads or serves on the investment committees of numerous entities, including the Andrew W. Mellon Foundation, American Ballet Theatre, the Howard Hughes Medical Institute, the Mayo Clinic and the National September 11 Memorial & Museum at the World Trade Center. She is the Chairman of the Andrew W. Mellon Foundation. Ms. Tatlock provides the Board the benefit of her substantial expertise in the areas of executive compensation and corporate governance from her tenure on the boards and various committees of Fortune Brands, Inc. and Merck & Co., Inc. as well as several non-profit organizations.

Geoffrey Y. Yang Age 52 Director since 2011

Managing Director and Founding Partner of Redpoint Ventures, a private equity and venture capital firm, since 1999. Formerly, General Partner with Institutional Venture Partners from 1987 to 1999. Mr. Yang is a past president of the Western Association of Venture Capitalists, director of the National Venture Capital Association, chairman of the Stanford Engineering Fund, and a member of the President’s Information Technology Advisory Committee. Director, BigBand Networks.

Key Attributes, Experience and Skills:

Mr. Yang’s experience as a Founding Partner and Managing Director of Redpoint Ventures provides the Board with valuable perspectives on financial and strategic matters as well as expertise in the capital markets. Since joining the venture capital business in 1985, Mr. Yang has helped start many media and infrastructure companies, including Ask Jeeves, Excite and MySpace. This experience provides strategic direction, growth and technology expertise to the Company. Mr. Yang’s current and prior service on the boards of several private and public companies as well as with non-profit organizations including the Advisory Council for the Stanford Graduate School of Business and the U.S. Golf Association, provides our Board with the benefit of his perspectives on business, corporate governance and citizenship, and finance.

Family Relations. Charles B. Johnson, the Chairman of the Board and a director of the Company, and Rupert H. Johnson, Jr., Vice Chairman and a director of the Company, are brothers. Gregory E. Johnson, the President and Chief Executive Officer and a director of the Company, is the son of Charles B. Johnson, the nephew of Rupert H. Johnson, Jr. and the brother of Jennifer M. Johnson, the Executive Vice President and Chief Operating Officer. Jennifer M. Johnson is the daughter of Charles B. Johnson, the niece of Rupert H. Johnson, Jr. and the sister of Gregory E. Johnson.

CORPORATE GOVERNANCE

The Company regularly monitors regulatory developments and reviews its policies, processes and procedures in the area of corporate governance to respond to such developments. As part of those efforts, we review federal laws affecting corporate governance, as well as corporate governance-related rules adopted by the SEC and the NYSE.

Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines, which are posted in the corporate governance section of the Company’s website at www.franklinresources.com (the “Company’s website”). The Corporate Governance Guidelines set forth the practices the Board follows with respect to, among other things, the composition of the Board, director responsibilities, Board committees, director access to officers, employees and independent advisors, director compensation, director orientation and continuing education, management succession and performance evaluation of the Board.

Code of Ethics and Business Conduct. The Board has adopted a Code of Ethics and Business Conduct, which is applicable to all employees, directors and officers of the Company and its subsidiaries and affiliates. The Code of Ethics and Business Conduct is posted in the corporate governance section of the Company’s website. The Company also has a Compliance and Ethics Hotline, where employees can report a violation of the Code of Ethics and Business Conduct or anonymously submit a complaint concerning auditing, accounting or securities law matters. We intend to satisfy the disclosure requirement regarding any amendment to or a waiver of, a provision of the Code of Ethics and Business Conduct for the Company’s principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, by posting such information on the Company’s website.

Director Independence Standards. The Board has adopted guidelines for determining whether a director is independent, which are available on the Company’s website. The Board will monitor and review as necessary, but at least once annually, commercial, charitable, family and other relationships that directors have with the Company to determine whether the Company’s directors are independent.

For a director to be considered independent, the Board must determine affirmatively that the director does not have material relationships with the Company either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. Such determination will be made and disclosed pursuant to applicable NYSE or other applicable rules. A material relationship can include, but is not limited to, commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships. The Board has established the following guidelines to assist it in determining whether a director does not have material relationships and thereby qualifies as independent:

A.	A director will not be independent if, at any time within the preceding three years (unless otherwise specified below):

1.	(a) the director was employed by the Company; or

(b) an immediate family member1 of the director was employed by the Company as an executive officer2 of the Company;

2.	the director (or an immediate family member of the director who in the capacity of an executive officer of the Company) received direct compensation from the Company (other than for prior service as a director, or as pension or deferred compensation) of more than $120,000 in any 12-month period;

[1]	An immediate family member includes a spouse, parent, child, sibling, father- and mother-in-law, son- and daughter-in-law, brother- and sister-in-law and anyone (other than a domestic employee) sharing the director’s home.
[2]	An executive officer means a Section 16 reporting person under the Securities Exchange Act of 1934, as amended.

3.	(a) the director or an immediate family member of the director is currently a partner of the Company’s internal auditor or external independent auditor;

(b) the director is currently employed by the Company’s internal auditor or external independent auditor;

(c) an immediate family member of the director is currently employed by the Company’s internal auditor or external independent auditor and personally works on the Company’s audit; or

(d) the director or an immediate family member of the director was formerly employed by or a partner of the Company’s internal auditor or external independent auditor and personally worked on the Company’s audit within that time;

4.	the director or an immediate family member of the director was employed by another company and an executive officer of the Company served on the compensation committee of such other company; or

5.	(a) the director is an employee of a company that made payments to or received payments from the Company for property or services, in any single fiscal year, of more than the greater of $1.0 million or 2% of the other company’s consolidated gross revenues;

(b) an immediate family member of the director is an executive officer of a company that made payments to or received payments from the Company for property or services, in any single fiscal year, of more than the greater of $1.0 million or 2% of the Company’s consolidated gross revenues; or

(c) the director or an immediate family member of the director serves as an officer, director or trustee of a tax exempt organization, and the Company’s contributions to the organization, in any single fiscal year, are more than the greater of $3.0 million or 5% of that organization’s consolidated gross revenues.

B.	The following relationships are not by themselves considered to be material and would not by themselves impair a director’s independence:

1.	a director (or an immediate family member of the director) serves as an executive officer, employee, partner or significant owner (more than 10%) of a company that made payments to or received payments from the Company, in any single fiscal year, of less than the greater of $1.0 million or 2% of the consolidated gross revenues of the other entity;

2.	a director is an executive officer of another company, which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other, in any single fiscal year, is less than 2% of the total consolidated assets of the other company;

3.	a director (or an immediate family member of a director) serves as an officer, director or trustee of a tax exempt organization, and the Company’s contributions to the organization, in any single fiscal year, are more than the greater of $1.0 million or 2% of that organization’s consolidated gross revenues, provided that such contributions do not exceed the limits set forth in Paragraph A.5(c) above and that disclosure is made in the Company’s annual proxy statement;

4.	a director serves or served as a director of a subsidiary, which is a privately held, wholly-owned, direct or indirect subsidiary of the Company;

5.	a director or an immediate family member of a director has entered into a transaction(s) with the Company or any affiliate of the Company in which the transaction(s) involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services, provided the terms of such transaction(s) are not preferential to the terms for similar transactions by the Company or affiliate of the Company in the ordinary course;

6.	a director or an immediate family member of a director maintains a banking, trading, investment management, custody or other account with an affiliate of the Company, provided the terms of such account are generally the same as or similar to accounts offered by the affiliate of the Company in the ordinary course; or

7.	the Company or any affiliate of the Company extends or maintains credit, arranges for the extension of credit, or renews an extension of credit, in the form of a personal home improvement or manufactured home loan, consumer credit, any extension of credit under an open end credit plan or a charge card to a director or an immediate family member of a director, if such loan, consumer credit, extension of credit or charge card otherwise is permitted to such director or immediate family member of a director under the terms of Section 402 of the Sarbanes-Oxley Act of 2002, which was codified as Section 13(k) of the Securities Exchange Act of 1934, as amended.

C.	For all relationships not specifically and clearly addressed by the guidelines above, the determination of whether or not a director has a material relationship, and therefore whether or not the director qualifies as independent or not, shall be made by the Board based on the totality of circumstances.

Policy Regarding Multiple Board Memberships. The Board has adopted, upon the recommendation of the Corporate Governance Committee, a policy regarding memberships on boards of directors or equivalent governance bodies of unaffiliated publicly traded companies or other entities. If a member of the Board also serves as the principal executive officer, such as the Chief Executive Officer or President, of a publicly traded company, it is the policy of the Board that such Board member shall not accept membership on a board of directors or equivalent governance body of another publicly traded company, without first informing and obtaining the consent of the Company’s Corporate Governance Committee, if such new membership would result in the member serving contemporaneously on three or more boards of directors or equivalent governance bodies of unaffiliated publicly traded companies, excluding the Company’s Board. If a member of the Board does not serve as a principal executive officer, such as a Chief Executive Officer or President, of a publicly traded company, it is the policy of the Board that such Board member shall not accept membership on a board of directors or equivalent governance body of another publicly traded company, without first informing and obtaining the consent of the Company’s Corporate Governance Committee, if such new membership would result in the member serving contemporaneously on four or more boards of directors or equivalent governance bodies of publicly traded companies, excluding the Company’s Board.

Policy Regarding Change in Principal Employment of Director. When a director’s principal employment or business association changes significantly during his or her tenure as a director, that director shall offer his or her resignation for consideration by the Board of Directors. The Corporate Governance Committee, on behalf of the Board of Directors, will evaluate the change in circumstances and will recommend to the Board the action, if any, to be taken. The Corporate Governance Committee will review each situation on an individual basis and take into consideration such matters as the Committee deems appropriate, such as the background and expertise of the director and the contribution the director is expected to make to the Board given the change in circumstances. The Board, in its sole discretion, shall determine whether or not to accept the director’s offer of resignation.

Prohibition against Hedging Transactions. Pursuant to the Company’s Code of Ethics and Insider Trading Compliance and Procedures which is applicable to all employees, directors and officers of the Company and its subsidiaries and affiliates, short sales of securities, including “short sales against the box” (i.e. a short sale by the holder of a long position in the same stock) of Franklin Resources, Inc., or any of the Franklin Templeton closed-end funds, or any other security issued by the Company or any of its subsidiaries are prohibited. This prohibition also applies to effecting economically equivalent transactions, including, but not limited to purchasing and selling call or put options and swap transactions or other derivatives.

Stock Ownership Guidelines. As a significant ownership interest by directors in the Company tends to align the interests of members of the Board with the interests of the Company’s stockholders, all directors on the Board are expected to own by December 16, 2010 or, if the director joined the Board after that date, within five years after first joining the Board, shares of common stock of the Company with a value of at least $250,000. Similarly, as a significant ownership interest by certain senior officers in the Company tends to align the interests of members of management of the Company with the Company’s stockholders and to strengthen the link between long-term Company performance and executive compensation, the following senior officers of the Company are expected to own shares of common stock of the Company with a value equal to a specific multiple of such senior officer’s base salary, as indicated in the table below, by the later of December 31, 2010 or five years from when he or she first assumed the particular senior officer position for which stock ownership is expected:

Senior Officer Level	Market Value of Shares Owned as a Multiple of Base Salary
Chairman	5X
Vice Chairman	5X
President and/or Chief Executive Officer	5X
Executive Vice President	4X
Senior Vice President	3X

Both direct and certain indirect forms of ownership are recognized in achieving these guidelines, including shares owned outright, restricted stock, restricted stock units, 401(k) funds invested in shares of the Company’s stock, and funds deemed invested in shares of common stock under the Directors deferred compensation plan. Shares of common stock held by immediate family members (which includes a director’s or senior officer’s spouse, children and parents) or entities controlled by a director or senior officer may be considered holdings of the director or senior officer for purposes of the guidelines only and not as an admission of beneficial ownership for any other purpose. As of December 31, 2011, all directors and officers who have held their positions for at least five years were in compliance with these guidelines.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

BOARD MEETINGS AND ANNUAL MEETING OF STOCKHOLDERS

During the fiscal year ended September 30, 2011 (“fiscal year 2011”), the Board held five meetings (not including committee meetings). For fiscal year 2011, each director attended 100% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which he or she served during the periods that he or she served.

The Board has an Audit Committee, a Compensation Committee and a Corporate Governance Committee. To promote open discussion among the independent directors, the independent directors meet in executive session at least two times per year and generally meet in executive session after regularly scheduled Board meetings. Charles Crocker, an independent director, has been appointed to preside at the executive sessions of the independent directors. The Board encourages directors to attend the annual meeting of stockholders. All of the twelve directors then standing for election attended last year’s annual meeting in person.

COMMITTEE MEMBERSHIP AND MEETINGS

The current standing committees of the Board are the Audit Committee, the Compensation Committee and the Corporate Governance Committee. The table below provides current membership and meeting information.

	Audit	Compensation	Corporate Governance
Samuel H. Armacost	—	M	M
Charles Crocker	M	C	—
Joseph R. Hardiman	—	M	C
Mark C. Pigott	—	M	—
Chutta Ratnathicam	C	—	—
Laura Stein	M	—	—
Anne M. Tatlock	—	—	M
Geoffrey Y. Yang	M	—	—

Fiscal year 2011 Meetings	11	6	5

M—Member

C—Chairman

Below is a description of each standing committee of the Board. The Board has affirmatively determined that each standing committee consists entirely of independent directors pursuant to rules established by the NYSE, rules promulgated under the Securities Exchange Act of 1934, and the Director Independence Standards established by the Board. See “Director Independence Standards” above. The Board has also determined that each member of the Audit Committee is independent under the criteria established by the NYSE and the SEC for audit committee members.

THE AUDIT COMMITTEE

Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, the Audit Committee currently consists of Messrs. Ratnathicam (Chairman), Crocker and Yang and Ms. Stein.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee: (1) the Company’s financial reporting, auditing and internal control activities, including the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent auditors’ qualifications and independence; and (4) the performance of the Company’s internal audit function and independent auditors. The Audit Committee also prepares the report the Audit Committee is required to include in the Company’s annual proxy statement. In addition, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors, including approval of all services and fees of the independent auditors. The Audit Committee meets with the Company’s independent auditors and reviews the scope of their audit, the related reports and any recommendations they may make. The Audit Committee also reviews the annual audited financial statements for the Company. In addition, the Audit Committee assists the Board in the oversight of the Company’s risk management processes (as described more fully below under the “Risk Management and the Board’s Role in Risk Oversight”).

The Audit Committee operates under a written charter adopted by the Board. The Audit Committee reviews and reassesses the adequacy of its charter annually and recommends any proposed changes to the Board for approval. The Audit Committee met 11 times during fiscal year 2011. The Audit Committee Charter is posted in the corporate governance section of the Company’s website at www.franklinresources.com/corp/pages/generic_content/corporate_governance/audit_committee_charter.jsf. The Board has determined that all Audit Committee members are financially literate under the NYSE listing standards and that Mr.  Chutta Ratnathicam, an independent director, is an audit committee financial expert within the meaning of the rules of the SEC.

THE COMPENSATION COMMITTEE

The Compensation Committee currently consists of Messrs. Crocker (Chairman), Armacost, Hardiman and Pigott. The Compensation Committee oversees the establishment of goals and objectives related to Chief Executive Officer compensation, determines the compensation level of the Chief Executive Officer, assists the Board in fulfilling its responsibility relating to the compensation (and related benefits) of the executive officers of the Company, discharges the responsibilities of the Board relating to compensation of the Company’s executives and prepares the annual report on executive officer compensation for the Company’s proxy statement. The Committee also reviews and discusses with management proposed Compensation Discussion and Analysis disclosure and determines whether to recommend it to the Board for inclusion in the Company’s proxy statement. In addition, the Compensation Committee reviews and approves compensation arrangements and deferred compensation agreements between the Company and members of its Board of Directors. The Compensation Committee may delegate any of its responsibilities to subcommittees as it deems appropriate.

The Compensation Committee generally follows the following processes and procedures in connection with the consideration and determination of the compensation of the Company’s executive officers and directors.

Determination of Executive Compensation. The Compensation Committee meets periodically throughout the year to (i) review and approve corporate goals and objectives relevant to the compensation of the executive officers, (ii) evaluate the performance of the executive officers in light of those goals and objectives, and (iii) determine and approve the compensation of the executive officers. For a detailed description regarding the Compensation Committee’s role in setting executive compensation, including the role of executive officers in the process, see “Executive Compensation—Compensation Discussion and Analysis” below.

Determination of Director Compensation. The Compensation Committee meets at least annually to review and make recommendations to the Board on the compensation (including equity-based compensation) of the Company’s directors. In reviewing and making recommendations on director compensation, the Committee considers, among other things, the following policies and principles:

•

that the compensation should fairly pay the directors for the work, time commitment and efforts required by directors of an organization of the Company’s size and scope of business activities, including service on Board committees;

•	that a component of the compensation should be designed to align the directors’ interests with the long-term interests of the Company’s stockholders; and

•	that directors’ independence may be compromised or impaired for Board or committee purposes if director compensation exceeds customary levels.

As a part of its review, the Compensation Committee periodically engages an outside consultant to report on comparable director compensation practices and levels. No executive officer of the Company is involved in determining or recommending director compensation levels. For a detailed description regarding the role and scope of assignment of the Compensation Committee’s compensation consultant see “Executive Compensation—Compensation Discussion and Analysis” below. See the section of this Proxy Statement entitled “Director Fees” below, for a more detailed discussion of compensation paid to the Company’s directors during fiscal year 2011.

Incentive Plan Matters. The Compensation Committee also administers the Company’s Amended and Restated Annual Incentive Compensation Plan (the “AIP”), the 2004 Key Executive Incentive Compensation Plan (the “KEIP”), the amended and restated 2002 Universal Stock Incentive Plan (the “USIP”) and the ESIP.

The Compensation Committee’s charter reflects these various responsibilities, and the Compensation Committee and the Board of Directors annually review the charter, and revise it as necessary or appropriate. The Compensation Committee Charter is posted in the corporate governance section of the Company’s website at www.franklinresources.com/corp/pages/generic_content/corporate_governance/compensation_committee_charter.jsf. The Compensation Committee met six times during fiscal year 2011.

THE CORPORATE GOVERNANCE COMMITTEE

The Corporate Governance Committee currently consists of Messrs. Hardiman (Chairman) and Armacost and Ms. Tatlock.

The Corporate Governance Committee has the responsibilities set forth in its charter and provides counsel to the Board of Directors with respect to the organization, function and composition of the Board and committees and oversees the evaluation of the Board and the committees. The Corporate Governance Committee is also responsible for developing and recommending to the Board corporate governance policies and procedures applicable to the Company and reviewing the anti-money laundering policies, procedures and operations of the Company on a periodic basis. The Corporate Governance Committee met five times during fiscal year 2011. The Corporate Governance Committee Charter is posted in the corporate governance section of the Company’s website at www.franklinresources.com/corp/pages/generic_content/corporate_governance/corporate_governance_charter.jsf.

The Corporate Governance Committee is responsible for identifying and recommending to the Board potential director candidates for nomination and election to the Board at the annual meeting of stockholders. It uses a variety of means as it determines are necessary or appropriate, including recommendations of stockholders, to do so. The Corporate Governance Committee has adopted a policy regarding nominations and qualifications of directors, which has been approved by the Board. Under such policy, the Corporate Governance Committee may solicit recommendations from current and former directors, management or others who may be familiar with qualified candidates, and may consider current directors for re-nomination. The Corporate Governance Committee may, in its sole discretion, retain and terminate any search firm (and approve such search firm’s fees and other retention terms) to assist in the identification of candidates.

The Corporate Governance Committee believes there are certain minimum skills and qualifications that each director nominee must possess or satisfy, including:

•	high personal and professional integrity and ethical character;

•	significant achievement in business, finance, government, education, law, technology or other fields important to the operation of the Company;

•	the ability to exercise sound business judgment on a broad range of issues;

•	sufficiently broad experience and professional and educational background to have a general appreciation of the major issues facing public companies of a size and scope similar to the Company;

•	the willingness and ability to devote the necessary time to Board duties, including preparing for and attending meetings of the Board and its committees; and

•	being prepared to represent the best interests of the Company and its stockholders and committed to enhancing stockholder value.

The Corporate Governance Committee also believes there are other skills and qualifications that at least one or more directors must possess or satisfy, including:

•	experience and knowledge of the industry sector in which the Company operates its businesses;

•	a majority of the directors being “independent” directors in accordance with the corporate governance listing standards of the NYSE;

•	at least three directors meeting the additional independence requirements for members of the Audit Committee of the Board in accordance with the applicable rules of the NYSE;

•	at least three directors who are eligible to serve on the Audit Committee of the Board being “financially literate” or capable of becoming “financially literate” within a reasonable period of time;

•	at least one director who is eligible to serve on the Audit Committee of the Board being an “audit committee financial expert” in accordance with applicable rules of the SEC; and

•	other standards the Board may adopt from time to time.

In considering candidates for director nominee, the Corporate Governance Committee generally assembles information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the overall Board balance of diversity of perspectives, backgrounds and experiences. The Corporate Governance Committee reviews annually with the Board the composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities.

With respect to current directors, the Corporate Governance Committee considers past attendance at meetings and assesses participation in and contributions to the activities of the Board. The Corporate Governance Committee, in its discretion, may designate one or more of its members to interview any candidate. In addition, the Corporate Governance Committee may seek input from the Company’s management or the Board, who may interview any candidate. The Corporate Governance Committee recommends director nominees to the Board based on its assessment of overall suitability to serve on the Board in accordance with the Company’s policy regarding nominations and qualifications of directors.

The Corporate Governance Committee will consider candidates recommended for nomination to the Board by stockholders of the Company. Stockholders may make such a recommendation by submitting a completed Director Nomination Form, which is posted in the corporate governance section of the Company’s website, not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date on which the Company first (i) mailed its notice of annual meeting, proxy statement and proxy or (ii) sent its notice of annual meeting and notice of internet availability of its proxy materials, whichever is earlier, for the immediately preceding year’s annual meeting. Completed Director Nomination Forms shall be sent to: Corporate Governance Committee, Franklin Resources, Inc., c/o Maria Gray, Secretary, One Franklin Parkway, San Mateo, CA 94403-1906. This year our Proxy Statement is dated January 24, 2012; for a recommendation to be properly made for the 2013 annual meeting, we must receive the notice of recommendation between August 27, 2012 and September 26, 2012.

The manner in which the Corporate Governance Committee evaluates candidates recommended by stockholders is generally the same as any other candidate. However, the Corporate Governance Committee will also seek and consider information concerning any relationship between a stockholder recommending a candidate and the candidate to determine if the candidate can represent the interests of all of the stockholders. The Corporate Governance Committee will not evaluate a candidate recommended by a stockholder unless the Director Nomination Form provides that the potential candidate has indicated a willingness to serve as a director, to comply with the expectations and requirements for Board service as publicly disclosed by the Company and to provide all of the information necessary to conduct an evaluation.

BOARD LEADERSHIP STRUCTURE

Mr. Charles B. Johnson serves as our Chairman of the Board. In his capacity as Chairman of the Board, he leads the Board in the fulfillment of its responsibilities and presides at all meetings of the Board and stockholders. Mr. C. B. Johnson also advises the President and the Board of Directors on issues related to the Company’s strategic plans and material transactions and acts in concert with the President as a spokesperson for the Company. Mr. Gregory E. Johnson serves as our CEO. In his role as CEO, Mr. G. Johnson has general responsibility for the management and operations of the Company. While the Board does not have a fixed policy regarding the separation of the offices of the Chairman and Chief Executive Officer, the Corporate Governance Committee reviews the Board’s leadership structure annually with the Board. The Board believes the current structure is appropriate and effective because Mr. C. B. Johnson is able to focus his efforts on leadership of the Board in its oversight of the Company’s risks, business and strategy while Mr. G. Johnson focuses on the day-to-day leadership of the Company while maintaining an engaged and open relationship with the Board, of which he is a member. As Mr. C. B. Johnson and Mr. G. Johnson are not independent directors under the NYSE rules, Mr. Charles Crocker, an independent director, has been appointed to preside at the executive sessions of the independent directors.

RISK MANAGEMENT AND THE BOARD’S ROLE IN RISK OVERSIGHT

Our Company recognizes the importance of effective risk management to the success of our business and our stockholders and has long-standing and highly developed structures in place to manage risk. The Board of Directors has principal responsibility for oversight of the Company’s risk management processes. The Board regularly receives information on risks facing the Company from, and provides oversight to, a variety of management groups, including the enterprise risk management, global compliance, internal audit, finance risk & control and compensation risk review groups. These groups provide reports either directly to the full Board, or to the Audit Committee or Compensation Committee. Each of these committees is comprised solely of independent directors and reports to the full Board at each Board meeting. Regional and separate key risk committees of our management, as well as business and operational risk functions, report to the enterprise-wide management groups which in turn report to the full Board or a committee of the Board. Our internal audit and global compliance groups conduct monitoring and testing of Company-wide policies and procedures and report quarterly to the Audit Committee and Board of Directors, respectively.

The full Board oversees the Company’s business continuity planning, reviewing and approving management’s plans with respect to, among other things, disaster planning, crisis management, and prioritization of recovery efforts. The Board also reviews and approves the Company’s contingency funding plan, which addresses how the Company would respond to possible liquidity crises created by temporary market disruptions and/or longer-term financial distress.

The Audit Committee receives risk management and internal audit reports at least quarterly and oversees enterprise risk assessment and risk management policies and procedures. The full Board receives reports of, and provides direction to, the enterprise-wide risk management committee and internal auditor at least annually. The Compensation Committee evaluates the Company’s compensation policies and programs to ensure they do not encourage excessive risk-taking. A management compensation risk review committee (the “CRRC”), which reviews new and existing compensation programs and practices to ensure that they do not encourage imprudent risk taking or expose the Company to material amounts of risk, reports on its findings to the Compensation Committee. As part of the CRRC’s review of compensation arrangements across the Company, the CRRC has undertaken a comprehensive assessment of existing compensation programs and practices to ensure that imprudent risk-taking is not encouraged and that appropriate risk mitigation features are in place. The Audit Committee and the Compensation Committee report on risk, along with other committee matters, at meetings of the full Board.

At their meetings, the Board, Audit Committee and Compensation Committee review and discuss identified risks with the relevant members of senior management and members of the various groups with responsibility for risk identification and management. These regular communications provide the Board with a practical and in-depth understanding of the risks facing the Company and enable the Board to provide direction to management with respect to its approach to identifying, monitoring and addressing material risks.

Our Board’s role in risk oversight is well-supported by having an experienced Chairman and Chief Executive Officer, each of whom has extensive knowledge of and experience with the risks that the Company faces. In addition, each of the committees of the Board is composed entirely of independent directors, as described above in “Committee Membership and Meetings”, which the Board believes also enhances risk oversight.

DIRECTOR FEES

STANDARD COMPENSATION ARRANGEMENTS

Standard Board Fees. For the first quarter of fiscal year 2011, Directors who were not employees of the Company were paid a retainer fee of $17,500. They also received $3,000 per Board meeting attended. For the remainder of fiscal year 2011, Directors who were not employees of the Company were paid a retainer fee of $21,250 per quarter and did not receive a fee for Board meeting attendance. Furthermore, each of these directors received an annual stock grant valued at $100,000 (rounded up to the nearest whole share) on the date of the annual organizational meeting of the Board.

Standard Committee Fees. Directors who were not employees of the Company and who served on Board committees were paid $1,500 per committee meeting attended. Additionally, the Chairpersons of the Compensation Committee and the Corporate Governance Committee received $1,250 per quarter and the Chairperson of the Audit Committee received $2,500 per quarter.

Other Board Compensation. The Company reimburses directors for certain expenses incurred in connection with attending Board and committee meetings as well as other Company-related events, including travel, hotel accommodations, meals and other incidental expenses for the director and his or her spouse accompanying the director in connection with such events. The Company may also, from time to time, provide directors and their spouses token gifts of nominal value.

The following table details the total compensation earned by the Company’s directors in fiscal year 2011:

FISCAL YEAR 2011 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total Compensation ($)
Samuel H. Armacost	99,250	100,000	199,250
Charles Crocker (4)	58,875	198,875	257,750
Joseph R. Hardiman	108,750	100,000	208,750
Charles B. Johnson (5)	—	—	—
Gregory E. Johnson (6)	—	—	—
Rupert H. Johnson, Jr. (5)	—	—	—
Thomas H. Kean (7)	155,250	—	155,250
Mark C. Pigott	—	145,500	145,500
Chutta Ratnathicam	113,750	100,000	213,750
Peter M. Sacerdote (8)	—	187,250	187,250
Laura Stein	75,750	128,000	203,750
Anne M. Tatlock (4)	134,750	100,000	234,750
Geoffrey Y. Yang	—	150,000	150,000

(1)	Fees include quarterly retainer fees, Board and various committee meeting attendance fees and fees for service as a committee chairman. Fees are awarded in cash, the payment of which may be deferred pursuant to the 2006 Directors Deferred Compensation Plan (the “Director Deferred Plan”) described below in “Deferred Director Fees”. Pursuant to the Director Deferred Plan, directors may elect to defer payment of their directors’ fees and stock awards into hypothetical investments in common stock of the Company and/or in Company sponsored mutual funds. If a director receives fees in cash or elects to defer fees (including the annual stock grant) into hypothetical units of Company sponsored mutual funds, such amounts are included in this column. Any such director fees deferred into hypothetical shares of the Company’s common stock are included in the “Stock Awards” column. See notes 2 and 3 below.

(2)	Stock Awards amounts represent the aggregate grant date fair value, recorded in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC 718”), associated with (i) an annual stock grant made on March 15, 2011, provided such stock grant is not deferred into hypothetical units of Company sponsored mutual funds (see note 1 above), and (ii) director fees earned in fiscal year 2011 but whose payment is deferred into hypothetical shares of the Company’s common stock and eventually payable in cash. See “Deferred Director Fees” below. The ASC 718 valuation assumptions (i) for the annual stock grant are the closing price for the common stock on the NYSE on the grant date (March 15, 2011) and (ii) for the deferred hypothetical Company common stock are changes in the closing price of the common stock on the NYSE during fiscal year 2011, and the reinvestment of dividends declared by the Company. Because of the required accounting treatment under ASC 718, the Stock Award amounts for fees earned in fiscal year 2011 and deferred into hypothetical shares of common stock vary (up or down) to reflect market prices of the common stock.
(3)	The following represents the grant date fair value for all Stock Awards received in fiscal year 2011, computed in accordance with ASC 718:

Name	Actual Common Stock ($)	Deferred Hypothetical Shares ($)
Samuel H. Armacost	—	100,000
Charles Crocker	—	198,875
Joseph R. Hardiman	100,000	—
Mark C. Pigott	100,000	45,500
Chutta Ratnathicam	—	100,000
Peter M. Sacerdote	—	187,250
Laura Stein	100,000	28,000
Anne M. Tatlock	100,000	—
Geoffrey Y. Yang	100,000	50,000

(4)	Fees also include fees for service as a member of the Board of Directors of Fiduciary Trust Company International (“Fiduciary Trust”), a subsidiary of the Company. Fiduciary Trust directors receive an annual retainer fee of $35,000 (paid quarterly) and an annual retainer fee for committee services of $5,000 (paid quarterly). Mr. Crocker and Ms. Tatlock received an aggregate total of $40,000 each in fees related to their service on the Fiduciary Trust Board of Directors during fiscal year 2011. Mr. Crocker elected to defer certain of his fees earned for his service on the Fiduciary Trust Board of Directors during fiscal year 2011. Any such director fees earned in fiscal year 2011 but deferred into Company sponsored hypothetical mutual fund units are included in the “Fees Earned or Paid in Cash” column and fees deferred into hypothetical common stock of the Company are included in the “Stock Awards” column. See notes 1 and 2 above.”
(5)	Messrs. C. B. Johnson and R. H. Johnson, Jr. are both executives as well as directors of Franklin Resources, Inc. and do not receive compensation for their services as directors. See “Certain Relationships and Related Transactions” below for information regarding their fiscal year 2011 compensation.
(6)	Mr. G. Johnson is the President and Chief Executive Officer of the Company and does not receive compensation for his service as a director. See the Summary Compensation Table in “Proposal No. 1: Election of Directors—Executive Compensation” below.
(7)	Mr. Kean retired from the Board of Directors of the Company on March 15, 2011.
(8)	Due to his untimely passing, Mr. Sacerdote served on the Board until July 31, 2011.

DEFERRED DIRECTOR FEES

The Company and its subsidiaries allow non-employee directors to defer payment of their directors’ fees and stock awards, and to treat the deferred amounts as hypothetical investments in common stock of the Company and/or in Company sponsored mutual funds, as selected by the director. Directors are then credited with the same earnings, gains or losses that they would have incurred if the deferred amounts had been invested in the specific investments, in the specific amounts and for the specific periods as directed by each particular director. Additionally, directors who defer their directors’ fees and stock awards are credited with notional dividends and other distributions at the same time, in the same form, and in equivalent amounts as dividends and other distributions that are payable from time to time with respect to investments selected by each particular director. On the payout dates elected by a director, the hypothetical investments are valued and the Company or its subsidiary, as applicable, must pay the director or his or her beneficiary an amount equal to the value of the hypothetical investments.

Payouts may be made in a lump sum or in periodic installments. If a director changes his or her distribution election for amounts previously deferred, any such change does not take effect for one (1) year from the date of the new election and each distribution installment (or lump sum) will occur no earlier than five (5) years after such installment (or lump sum) would have been paid under the prior distribution election (with a series of distributions treated as one payment for this purpose). Accelerated distributions are permitted in limited circumstances in accordance with Section 409A (“Section 409A”) of the Internal Revenue Code (the “Code”), and the plan may be terminated by the Company if certain conditions are met, in each case as set forth more fully in the plan. The plan is intended to comply with the provisions of Section 409A of the Code.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth the common stock beneficially owned as of December 31, 2011 by each stockholder known to us to beneficially own more than five percent of the Company’s outstanding common stock as of such date. The percentage of ownership indicated in the following table is based on 215,991,081 shares of common stock outstanding on December 31, 2011.

Name and Address of Beneficial Owner(a)	Amount and Nature of Beneficial Ownership(e)	Percent of Class
Charles B. Johnson (b)	36,595,812	16.94%
Rupert H. Johnson, Jr. (c)	36,297,392	16.81%
T. Rowe Price Associates, Inc. (d)	13,606,659	6.30%

(a)	The addresses of Messrs. C. B. Johnson and R. H. Johnson, Jr. are: c/o Franklin Resources, Inc., One Franklin Parkway, San Mateo, CA 94403-1906.
(b)	Includes 1,706,117 shares held in an individual retirement account (an “IRA”), 500,000 shares held by Mr. C. B. Johnson’s spouse, and 272,600 shares held by a trust of which Mr. C. B. Johnson’s spouse is the lifetime beneficiary. Also includes an aggregate of 1,540,958 shares held by two private charitable foundations, of which Mr. C. B. Johnson is a trustee, of which Mr. C. B. Johnson disclaims beneficial ownership, and 6,565 shares which represent Mr. C. B. Johnson’s approximate holdings through the 401(k) Plan. Also includes 6,000,000 shares pledged as collateral in connection with a line of credit.
(c)	Includes 852,245 shares held in an IRA, and 3,372 shares held by Mr. R. H. Johnson, Jr.’s spouse, of which Mr. R. H. Johnson, Jr. disclaims beneficial ownership. Also includes 418,911 shares held by a private charitable foundation, of which Mr. R. H. Johnson, Jr. is a trustee, and of which Mr. R. H. Johnson, Jr. disclaims beneficial ownership, and 6,849 shares which represent Mr. R. H. Johnson, Jr.’s approximate holdings through the 401(k) Plan.
(d)	Pursuant to a Schedule 13G filed with the SEC on February 9, 2011, T. Rowe Price Associates, Inc. reported that, as of December 31, 2010, it held sole voting power over 4,306,811 shares and sole dispositive power over 13,606,659 shares. T. Rowe Price Associates, Inc. lists its principal business address as 100 E. Pratt Street, Baltimore, MD 21202 in such filing.
(e)	Except as described otherwise in the footnotes to this table, each beneficial owner in the table has sole voting and investment power with regard to the shares beneficially owned by such owner.

SECURITY OWNERSHIP OF MANAGEMENT

The following table lists the common stock beneficially owned as of December 31, 2011 by (1) each director nominee, (2) each executive officer named in the Summary Compensation Table below, and (3) all director nominees and executive officers as a group. The percentage of ownership indicated in the following table is based on 215,991,081 shares of the Company’s common stock outstanding on December 31, 2011.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)	Percent of Class
Vijay C. Advani (b)	94,832	*
Samuel H. Armacost (c)(d)	2,000	*
Charles Crocker (d)	8,660	*
Joseph R. Hardiman	6,592	*
Charles B. Johnson (e)	36,595,812	16.94%
Gregory E. Johnson (f)	1,736,627	*
Jennifer M. Johnson (g)	1,467,947	*
Rupert H. Johnson, Jr. (h)	36,297,392	16.81%
Kenneth A. Lewis (i)	43,543	*
Mark C. Pigott (d)	861	*
Chutta Ratnathicam (d)	4,952	*
Laura Stein (d)	2,235	*
Anne M. Tatlock	170,075	*
Geoffrey Y. Yang (d)	857	*
William Y. Yun (j)	58,442	*
Director Nominees and Executive Officers as a Group (consisting of 17 persons) (k)	76,566,004	35.42%

*	Represents less than 1% of class
(a)	Except as described otherwise in the footnotes to this table: (i) each beneficial owner listed in the table has sole voting and investment power with regard to the shares beneficially owned by such owner; (ii) each share of unvested restricted stock confers voting but not dispositive power; and (iii) shares beneficially owned pursuant to options include only shares that the individual has the right to acquire beneficial ownership of within 60 days following December 31, 2011.
(b)	Includes 37,925 shares of unvested restricted stock. Also includes 56,187 shares held in a trust of which Mr. Advani and his spouse are co-trustees with shared voting and investment power, and 339 shares which represent Mr. Advani’s approximate holdings through the 401(k) Plan.
(c)	Mr. Armacost and his spouse have shared voting and investment power with respect to shares owned.
(d)	Hypothetical shares held by director nominee are not included in this table. See “Proposal No.1: Election of Directors—Director Fees—Deferred Director Fees”.
(e)	See footnote (b) under “Security Ownership of Principal Stockholders” above.
(f)	Includes 101,943 shares of unvested restricted stock, and 152,535 shares that may be purchased pursuant to options. Also includes 20,104 shares held in a trust of which Mr. G. Johnson is a trustee for his minor children, of which Mr. G. Johnson disclaims beneficial ownership, 5,085 shares held by Mr. G. Johnson’s spouse, of which Mr. G. Johnson disclaims beneficial ownership, 895,000 shares held pursuant to a limited partnership, 2,700 shares held in a business trust for the benefit of Mr. G. Johnson and his children, and 1,508 shares which represent Mr. G. Johnson’s approximate holdings through the 401(k) Plan.
(g)	Includes 18,729 shares of unvested restricted stock, and 19,723 shares that may be purchased pursuant to options. Also includes 48,838 shares held in a trust of which Ms. Johnson is a trustee for her minor children, of which Ms. Johnson disclaims beneficial ownership, 870,000 shares held pursuant to a limited partnership, 5,000 shares held in a business trust for the benefit of Ms. Johnson and her children, and 519 shares which represent Ms. Johnson’s approximate holdings through the 401(k) Plan. Also includes 77,100 shares pledged as collateral in connection with a line of credit.
(h)	See footnote (c) under “Security Ownership of Principal Stockholders” above.

(i)	Includes 15,640 shares of unvested restricted stock, and 7,590 shares that may be purchased pursuant to options. Also includes 569 shares which represent Mr. Lewis’ approximate holdings through the 401(k) Plan.
(j)	Includes 11,840 shares of unvested restricted stock, and 1,065 shares held in a trust of which Mr. Yun is a trustee for his minor children, of which Mr. Yun disclaims beneficial ownership. Also includes 4,834 shares which represent Mr. Yun’s approximate holdings through the 401(k) Plan.
(k)	Includes 206,788 shares of unvested restricted stock, and 187,736 shares that may be purchased pursuant to options. Also includes 21,621 shares which represent the aggregate approximate holdings of these individuals through the 401(k) Plan. Also includes an aggregate of 6,077,100 shares pledged as collateral in connection with lines of credit.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion provides an overview and analysis of the Compensation Committee’s philosophy and objectives in designing compensation programs for the executive officers. In this discussion and analysis, we address the compensation determinations and the rationale for those determinations relating to the Company’s chief executive officer, chief financial officer, and the next three most highly compensated executive officers, whom we refer to collectively as the “named executive officers”.

This discussion should be read together with the compensation tables for the named executive officers that can be found in this Proxy Statement following this discussion. Unless otherwise indicated, any references to a particular year in the following discussion means the fiscal year ended September 30th of such year.

Executive Summary

The Compensation Committee believes that executive compensation should be linked with the Company’s performance and that executive compensation should be significantly aligned with the interests of the Company’s stockholders. In addition, executive compensation is designed to allow the Company to recruit, retain and motivate employees who play a significant role in the Company’s current and future success.

The compensation of the named executive officers should be understood within the context of the Company’s business. The Company is an investment management organization focused on long-term performance. One of the Compensation Committee’s main goals is to focus the executives on the Company’s long-term performance. The Compensation Committee believes that long-term awards are effective tools for aligning the executives’ interests with long-term stockholder interests in order to increase overall stockholder value. In addition, the named executive officers are often asked to implement long-term initiatives for the Company that, by definition, take more than one fiscal year to accomplish. Stability and continuity among the named executive officers aids in the Company’s implementation of such long-term initiatives. Average Company tenure for named executive officers as of September 30, 2011 was 21.4 years. The portion of the named executive officers’ annual compensation linked to the short-term success of the Company is designed to motivate and reward executives to achieve certain objectives and to attract and retain talented executives.

The Company’s compensation levels historically have been conservatively positioned as compared to those of its peer companies. The named executive officers are all employed at will, without employment agreements, guaranteed severance arrangements or payment arrangements that would automatically be triggered by a change in control of the Company. The Company does not provide any significant retirement plans or benefits for the executive officers other than the Franklin Templeton 401(k) Retirement Plan (the “401(k) Plan”), which is generally available to the Company’s United States-based employees.

At the Company’s 2011 Annual Meeting, the Company’s stockholders had the opportunity to cast a non-binding advisory vote on the compensation of the named executive officers. More than 98% of the shares voted at the meeting approved the named executive officers’ compensation. In addition, we asked stockholders to select the frequency with which to hold future advisory votes on the compensation of the named executive officers. More than 57% of the shares voted at the meeting selected a triennial vote. The Compensation Committee welcomed this feedback and intends to continue its practice of linking Company performance with executive compensation decisions.

Objectives of the Compensation Program

Each element of compensation paid to the Company’s named executive officers is designed to support one or more of the objectives described below.

Company-wide Objectives. In order to link executive compensation to the Company’s performance, the Compensation Committee considers a number of different financial and non-financial objectives it believes further the growth and welfare of the Company. In particular, the Compensation Committee may reward executives for continued improvement in some or all of the following Company-wide performance measures, among others:

• annual revenue	• investment management revenue
• assets under management	• operating income
• diluted earnings per share growth	• operating revenues
• earnings per share	• operating profit margin
• expense management	• pre-tax operating income
• net income	• sales
• investment management performance	• total return to stockholders

In recent years, the Compensation Committee has placed an emphasis on investment management performance, diluted earnings per share growth, operating profit margin, pre-tax operating income, operating income growth and net sales as it believes these financial measures are significant indicators of the Company’s overall performance.

Business Unit Objectives. The Company-wide performance measures described above are driven by and reflect the combined performance of the Company’s numerous individual business units. However, the Compensation Committee recognizes that such Company-wide measures often may not fully reflect the individual performance and contributions made by the Company’s separate business units and their respective leaders. The Compensation Committee therefore believes that, in addition to Company-wide objectives, individual objectives should be set for the executives that are linked to the growth and development of their respective business units. Such goals are specifically tailored to each business unit and include, but are not limited to, a mix of investment performance, sales, financial, customer service, technology and human resources objectives. The Compensation Committee seeks to reward executives who achieve such objectives as they are designed to improve business unit performance and contribute to the performance of the Company as a whole.

What the Compensation Program Rewards and its Relationship to the Company-wide and Business Unit Objectives

The compensation program for executive officers, including the named executive officers, consists primarily of a base salary and incentive compensation consisting of a combination of cash and equity bonuses based upon the achievement of business unit and Company-wide objectives.

Each element of compensation is designed to reward different results as summarized below:

Compensation Element	Designed to Reward	Relationship to the Objectives
Base Salary	Experience, knowledge of the industry, duties and scope of responsibility	Provides a minimum, fixed level of cash compensation to attract and retain talented executives to the Company who can continue to improve the Company’s overall performance

Short-term Incentive Compensation	Success in achieving annual objectives	Motivates executives to achieve specific Company-wide and business unit objectives Provides competitive compensation to attract and retain talented executives

Compensation Element	Designed to Reward	Relationship to the Objectives

Long-term Incentive Compensation	Continued excellence and attainment of objectives over time	Motivates executives to achieve long-term business unit and Company-wide objectives

	Success in long-term growth and development	Aligns the executives’ interests with long-term stockholder interests in order to increase overall stockholder value Provides competitive compensation to attract and retain talented executives

The Elements of Executive Compensation

Base Salary. The Compensation Committee believes that base salaries for the named executive officers should be limited to a reasonable base compensation for the day-to-day performance of their job responsibilities, and that the majority of their pay should be in variable compensation tied to performance. Base salary is designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility. Base salaries are evaluated by the Compensation Committee annually for all named executive officers and in general remain static unless the individual is promoted or the Compensation Committee determines that an adjustment is necessary due to compensation or economic trends in the industry.

Short-term and Long-term Incentive Compensation. The Compensation Committee believes that named executive officers should be encouraged to enhance the Company’s performance by linking the receipt of a significant portion of their compensation to the achievement of business unit and Company-wide objectives.

To facilitate the Company’s incentive program, each year the Compensation Committee establishes an award pool, under the Annual Incentive Compensation Plan (“AIP”), from which grants are made to named executive officers and other salaried employees of the Company to reward performance. The size of the award pool available for bonus payments is set by the Compensation Committee as a percentage (not to exceed 20%) of the net operating income of the Company, exclusive of passive income and calculated before non-operating interest, taxes, extraordinary items, and certain special items (such as special compensation payouts on account of a merger) and before the accrual of awards under the AIP, including awards under the Company’s 2004 Key Executive Incentive Compensation Plan, or KEIP (referred to as “pre-bonus operating income” or “PBOI”).

In determining the percentage of pre-bonus operating income that will go into the award pool, the Compensation Committee considers the recommendation of the Company’s Human Resources Group as to the appropriate size of the award pool. In preparing its recommendation, senior members of the Human Resources Group meet periodically with the Chief Executive Officer (the “CEO”) to discuss competitive compensation, retention, funding requirements and other significant compensation issues. In addition, the CEO meets with the Chief Financial Officer (the “CFO”) to review the quarterly financial performance of the Company over the most recent quarters and the last two years, and in particular focuses on the Company’s year-over-year results with regard to the Company-wide performance measures set forth under the heading “Company-wide Objectives” above. All of these factors are taken into account in preparing the recommendation for the percentage of pre-bonus operating income that will go into the award pool. The recommendation is reviewed and endorsed by the CEO prior to its presentation to the Compensation Committee.

Grants from the award pool generally consist of a combination of a cash bonus and restricted stock or restricted stock units. The awards are generally comprised of 65% cash and 35% restricted stock or restricted stock units, in each case with deferred vesting over time. Executives whose aggregate incentive awards are in excess of $1.0 million typically receive any amount in excess of $1.0 million in the form of 50% cash and 50% restricted stock or restricted stock units. Any amount in excess of $5.0 million is usually in the form of restricted stock or restricted stock units.

Equity awards are generally granted in the form of restricted stock or restricted stock units rather than options, in part, because the Compensation Committee believes that in the current market restricted stock is a better motivational tool than options. However, the Compensation Committee may, in its discretion, award options to executives in the future.

As noted above, up to 65% of grants from the award pool consist of a cash bonus. The use of a cash bonus is designed to reward an executive for achievement of shorter term objectives. Grants of restricted stock and restricted stock units are designed to reward an executive for continued excellence and attainment of longer-term objectives. In addition, because these awards are subject to either time- or performance-based vesting, they help to focus an executive on the Company’s long-term growth and development and aid in retention. The Compensation Committee believes that as an executive’s compensation increases, the percentage of compensation received in stock should increase, such that an executive’s interests continue to be aligned with those of the other stockholders. In addition, in order to further align the named executive officers’ interests with stockholders, each executive is required to comply with the Company’s stock ownership guidelines. As of December 31, 2011, all executive officers who have held their positions for at least five years were in compliance with the Stock Ownership Guidelines. For additional details regarding these guidelines, see “Other Considerations—Stock Ownership Requirements” below and “Corporate Governance—Stock Ownership Guidelines” elsewhere in this Proxy Statement.

As part of the Company’s incentive program, the Company also maintains the KEIP, which is a sub-plan under the AIP for the key executives. In order to maximize deductibility of compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), in fiscal year 2011 the Compensation Committee selected each of the named executive officers and one other executive as eligible participants in the KEIP. Awards under the KEIP are intended to qualify for a tax deduction under Section 162(m). Annual awards under the KEIP to any one participant may not exceed $15,000,000 per year and all such awards are deducted from the Company’s award pool under the AIP for that year.

In order to further emphasize the importance of long-term performance the Compensation Committee also approved performance-based long-term incentive awards for certain named executive officers These awards are granted under the Company’s amended and restated 2002 Universal Stock Incentive Plan (the “USIP”). Similar to awards granted under the KEIP, performance-based long-term incentive awards granted under the USIP are intended to qualify for a tax deduction under Section 162(m). These awards are equity-based and vest over a three-year period based on the achievement of predetermined Company financial performance goals. In the event a performance measure is not achieved at or above a specified threshold level, the portion of an award tied to such performance measure is forfeited.

The performance-based long-term incentive awards granted in fiscal year 2011 (the “2011 Performance Awards”) were tied to the achievement of certain thresholds with respect to two performance measures: Operating Margin, defined as the operating profit margin, expressed as a percentage, that is reported as operating margin in the annual financial statements included in the Company’s Annual Report on Form 10-K (“Operating Margin”); and shareholder return ranking, defined as the Company’s total shareholder return, as reported by Bloomberg or FactSet Research Systems (or their respective successors), as selected by the Company in its sole discretion, relative to the respective total shareholder returns of certain peer companies (“Shareholder Return Ranking”). For purposes of the 2011 Performance Awards, peer companies included the following public investment management firms: Janus Capital Group, Legg Mason Inc., T. Rowe Price Group, Affiliated Managers Group Inc., AllianceBernstein L.P., BlackRock Inc., Invesco Ltd. and Federated Investors Inc.

Fifty percent of the value of the 2011 Performance Awards is contingent on the achievement of certain Operating Margins and fifty percent is contingent on the Company’s Shareholder Return Ranking. The portion of the 2011 Performance Awards tied to Operating Margin vests equally in one-third increments over a three-year period, while the portion attributed to Shareholder Return Ranking vests at the end of the three-year period, subject in each case to the achievement of the performance levels.

At the end of each fiscal year in the performance period, up to one-third of the portion of the 2011 Performance Awards tied to Operating Margin may vest subject to the achievement of the threshold levels detailed below. The Company’s actual Operating Margin for fiscal year 2011 was 37.3%.

Operating Margin Portion Earned	Operating Margin Targets
	FY 2011	FY 2012	FY 2013
100%	31.5% or greater	32% or greater	32.5% or greater

50%	29.5% to less than 31.5%	30% to less than 32%	30.5% to less than 32.5%

0%/Forfeiture	less than 29.5%	less than 30%	less than 30.5%

With respect to the portion of the 2011 Performance Awards tied to Shareholder Return Ranking, if the Company’s Shareholder Return Ranking is in the top quartile of its peer companies at the end of fiscal year 2013, 100% of 2011 Performance Awards tied to Shareholder Return Ranking will vest. If the Company’s Shareholder Return Ranking is in the 2nd Quartile of its peer companies, 75% of the portion of the 2011 Performance Awards tied to Shareholder Return Ranking will vest. If the Company’s Shareholder Return Ranking is below the second quartile amongst its peers, the entire portion of the 2011 Performance Awards tied to Shareholder Return Ranking will be forfeited.

Supplemental Compensation. Occasionally, the Compensation Committee may determine that recognition of significant contributions is warranted, or that specific action is required for retention purposes. In such cases, additional cash, long-term restricted stock or restricted stock unit awards may be granted to selected executives.

Compensation Consultant

Role of Independent Consultant. The Compensation Committee engages an independent compensation consultant to provide objective analyses of, and counsel on, the Company’s executive compensation program and practices. The role of the consultant is set by the Compensation Committee and, in general, the consultant is used to assess objectively all elements of compensation paid to the named executive officers, including market competitiveness of base, short-term and long-term compensation. The consultant also provides counsel on general market trends and technical developments, and input on the size and structure of pay for non-employee directors of the Board.

Determination of Independent Consultant’s Objectivity. The Compensation Committee recognizes that it is essential to receive objective advice from its independent compensation consultant. The Compensation Committee currently engages Exequity LLP (“Exequity”) as its independent consultant. Under the terms of this engagement, Exequity is required to obtain the prior written approval of the Compensation Committee before Exequity or its affiliates performs any non-executive compensation related services to the Company or its subsidiaries. Exequity is required to report to the Compensation Committee any such services and fees annually and upon the reasonable request of the Committee. The Compensation Committee determines whether Exequity’s advice is objective and free from the influence of management. The Compensation Committee also closely examines the safeguards and steps Exequity takes to ensure that its executive compensation consulting services are objective. The Compensation Committee takes into consideration that:

•	The Compensation Committee directly hired and has the authority to terminate Exequity’s engagement;

•	The Compensation Committee solely determined the terms and conditions of Exequity’s engagement, including the fees charged;

•	The Exequity consultant is engaged by and reports directly to the Compensation Committee;

•	The Exequity consultant has direct access to members of the Compensation Committee;

•	Exequity is an independent executive compensation consulting firm and does not provide any other services to the Company; and

•

Interactions between the Exequity consultant and management generally are limited to discussions on behalf of the Compensation Committee and information presented to the Compensation Committee for approval.

During fiscal year 2011, the Company paid Exequity $15,340 in consulting fees directly related to services performed for the Compensation Committee.

Peer Group Companies

The Company’s Human Resources Group, in conjunction with the independent compensation consultant, compares the named executive officers’ compensation to the compensation of executive officers performing similar functions among a peer group of other investment management companies. This comparison takes into account the performance of the Company relative to the other companies, the executives’ comparative roles, responsibilities and performance at such companies, and the market size and composition data for such comparable companies. The Human Resources Group also reviews compensation data from a survey of management and administration positions in investment management organizations published by McLagan Partners, a financial services industry compensation consultancy. McLagan Partners was engaged to provide additional peer company compensation information because of the complexity of identifying a reasonable and appropriate competitor group, particularly given the differences in size and business mix between the Company and certain of its publicly traded peer group companies. The peer group companies reviewed this year included: Affiliated Managers Group Inc., AllianceBernstein L.P., Blackrock Inc., BNY Mellon Asset Management, Eaton Vance Corporation, Federated Investors Inc., Invesco Ltd., Janus Capital Group, JP Morgan Asset Management, Legg Mason Inc., MFS Investment Management, Oppenheimer Funds, Inc., PIMCO Advisers, L.P., and T. Rowe Price Group.

The Compensation Committee reviews such public and privately held companies’ compensation for comparison purposes but this review is not the determining factor as it is only one of many factors that are considered by the Compensation Committee in setting compensation. The Company’s fiscal year ends on September 30th, and that of all but one of the peer group companies ends on December 31st; accordingly, any meaningful compensation comparison must rely on available data covering time periods which do not correspond exactly and during which more beneficial or more adverse economic conditions affecting compensation may have prevailed. The Compensation Committee used 2010 competitive market data received from McLagan Partners to compare named executive officer total compensation (comprised of base pay, bonuses and equity compensation) against similar positions at the peer group companies. When compared to peer group company 2010 executive officer compensation, our 2011 named executive officer compensation was above the median. The Committee’s decision on the level of compensation awarded reflected the Company’s performance for fiscal year 2011 versus its peer group companies, and included consideration of the Company’s strong organic growth rate and increased market share year-over-year of its U.S. and cross-border funds. Although relative ranking information is considered by the Compensation Committee in evaluating compensation for the named executive officers, the Compensation Committee does not target a specific percentile ranking for any component of, or the aggregate total of, named executive officer compensation.

Chief Executive Officer’s Compensation

Starting Point. In setting the Chief Executive Officer’s compensation, the Compensation Committee takes into account several factors, both internal and external to the Company. As the Company’s highest ranking officer, the CEO is responsible for overseeing all of the Company’s operations and results, implementing the Company’s strategic objectives and providing direction and leadership to the Company. The Compensation Committee therefore believes that the CEO’s compensation should normally be higher than the compensation paid to other named executive officers and should be linked to Company-wide measures and objectives. In particular, the Compensation Committee has determined that a large percentage of the CEO’s compensation should be at risk and linked to the achievement of objectives based upon the Company’s performance with regard to certain significant financial metrics.

While the Compensation Committee believes that the Company’s financial performance should be the main driver of CEO pay, it also believes the CEO’s individual performance with regard to relevant non-financial objectives and achievements during the year should be taken into account. Such non-financial objectives for the CEO include investment performance, customer service, technology and human resource objectives, as well as goals regarding the Company’s compliance with laws and regulations and the maintenance of excellence in its corporate governance practices, among other things. To ensure that attention is given to these factors in addition to the financial measures, the Compensation Committee retains the authority and discretion to reduce the CEO’s incentive pay under the KEIP or to provide supplementary compensation.

Compensation Structure. In setting the CEO’s compensation, every year the Compensation Committee reviews (i) the Company’s performance (both financial and non-financial), (ii) compensation reports (which we refer to as “tally sheets”) regarding the amounts paid to the CEO in prior years as salary, bonus, perquisites and other compensation (including a sensitivity analysis regarding the CEO’s vested and unvested stock), (iii) recommendations provided by the Compensation Committee’s independent compensation consultant, and (iv) relevant non-financial information, such as data regarding achievements in the areas noted above. Based upon these reviews, the Compensation Committee determines the CEO’s compensation for the current fiscal year and potential compensation for the upcoming fiscal year.

Incentive Compensation. An incentive award was granted to the CEO in fiscal year 2011 under the Company’s KEIP (as described above). In fiscal year 2011, the Compensation Committee decided to continue its philosophy of linking the majority of the CEO’s potential compensation to the achievement of specified performance measures by the Company. Accordingly, early in the fiscal year, the Compensation Committee established a maximum bonus pool under the KEIP funded in an amount equal to 1% of PBOI for the year, approved the participation of Mr. G. Johnson and granted him a maximum target award under the KEIP equal to 40% of the pool. Although the Committee’s decisions are not dictated by a specific formula, the profitability of the firm, as reflected in PBOI, is the determining performance-based measure in establishing award maximums for Mr. G. Johnson and the other named executive officers. The maximum award that each named executive officer is eligible to receive is not an expectation of actual bonus amounts that will be paid to them, but a cap on the range of compensation ($0 to the maximum amount) that an individual may be paid while maintaining the tax deductibility of the bonus as performance-based compensation for purposes of Section 162(m). This provides the Compensation Committee with the flexibility to compensate executives for truly exceptional performance without paying more than is necessary to incent and retain our named executive officers. The Committee believes that this bonus structure is in the best interests of stockholders because it enables the most prudent use of Company assets by maximizing the deductibility of performance-based compensation while empowering the Committee to pay only those amounts it determines are necessary to appropriately compensate executives.

Under Mr. G. Johnson’s leadership:

•

Overall results for FY2011 were strong, producing a record year in terms of revenue and net income, despite the pullback in global markets in the last quarter. Operating income was $2.7 billion, an increase of 36% from the prior year.

•	Diluted earnings per share for the fiscal year improved 36% to $8.62 from $6.33 in the previous year.

•	Long-term sales were $220.8 billion, which represents a 17% increase over the record-breaking year experienced in fiscal year 2010 of $188.5 billion.

•

Assets under management (AUM) market share for non-proprietary long-term open-end funds in the U.S. increased from 12.2% at the end of fiscal year 2010 to 13.3% at the end of fiscal year 2011 according to the Investment Company Institute (ICI).

•

Internationally, the Company is the largest cross-border fund umbrella, with total long-term AUM over $130 billion as of September 30, 2011. Cross-border, long-term asset market share increased from 9.1% as of September 2010 to 11.7% as of September 2011 according to Lipper FMI and based on third-party, retail, long-term products sold internationally only.

•

Relative long-term investment performance remained strong with 62%, 86%, 76% and 83% of the Company’s U.S.-registered long-term mutual fund ranked in the top two quartiles of their respective peer groups for total return for the one-, three-, five- and ten-year periods at September 30, 2011 according to Lipper.

•

Significant progress was made on the Company’s FY2012 corporate priorities, including expansion of the local asset management capabilities in important markets by means of the acquisition of Rensburg Fund Management in the U.K. and Balanced Equity Management in Australia, as well as completing the acquisition of former joint venture Algebra Capital Management in Dubai.

•	The development of pan-regional Asian and European fixed income capabilities continued with key hires in Korea, London, Malaysia and Singapore.

•

The Company’s five-year “strategic direction” developed in fiscal year 2010 under Mr. Johnson’s leadership, has been fully adopted across the organization and serves as the framework for the annual planning process to ensure that all business unit plans are aligned to the overall corporate goals and long-term direction.

Based on the CEO’s performance and achievements described above, the Compensation Committee granted the CEO an award of $10.0 million under the Company’s KEIP for fiscal year 2011. Such amount was paid in fiscal year 2012 and, in keeping with the Company’s payment philosophy, the first $1 million was awarded 65% in cash and 35% in restricted stock and amounts in excess of $1 million were awarded 50% in cash and 50% in restricted stock. Amounts in excess of $5.0 million were awarded in the form of restricted stock. These awards of restricted stock are subject to vesting over a period of three years from the date of grant. In fiscal year 2011, the Committee awarded Mr. G. Johnson a performance-based long-term incentive award of $1.2 million under the Company’s USIP subject to the achievement of performance measures based 50% on Operating Margin and 50% on Shareholder Return Ranking. The portion of the award tied to Operating Margin vests equally in one-third increments over a three-year period, while the portion attributed to Shareholder Return Ranking vests at the end of the three-year period, subject in each case to the achievement of the performance levels. The fiscal year 2011 Operating Margin of 37.3% surpassed the 31.5% threshold set forth for the year for this performance target. As a result, one-third of the portion of the performance-based long-term incentive award tied to Operating Margin performance will vest.

Review. All of the compensation elements awarded to the CEO described above were reviewed by the Compensation Committee’s independent consultant, who advised the Compensation Committee that they were reasonable, consistent with market practices, significantly performance-based and aligned with Company objectives. The Compensation Committee believes that the CEO’s compensation package is reasonable and appropriate and that it is aligned with the interests of the Company’s stockholders.

Senior Executive Officer Compensation

Starting Point. Similar to its view on the CEO’s compensation, the Compensation Committee believes that the majority of compensation that may be earned by the other named executive officers (excluding the CEO, the “Senior Executives”) should be directly linked to performance. The Committee therefore also limits the Senior Executives’ base salary opportunity and has structured the majority of their potential compensation around incentive grants.

Incentive Compensation. Incentive awards were made to the Senior Executives under the Company’s KEIP, (as described above). The Compensation Committee established a maximum bonus pool under the Company’s KEIP, funded in an amount equal to 1% of PBOI for fiscal year 2011. Early in the fiscal year, the Compensation Committee approved the participation of each Senior Executive in the KEIP, and each was granted a target award expressed as a percentage of the available pool. These targets represented the maximum possible payout under the KEIP for each of the four Senior Executives for fiscal year 2011. The maximum award that each Senior

Executive is eligible to receive is not an expectation of actual bonus amounts that will be paid to them, but a cap on the range of compensation ($0 to the maximum amount) that an individual may be paid while maintaining the tax deductibility of the bonus as performance-based compensation for purposes of Section 162(m). The Compensation Committee retained discretion to reduce or eliminate any award granted under the KEIP, based on Company performance, business unit performance, or such other factors as the Committee may determine. In adjusting the Senior Executives’ incentive compensation under the KEIP, the Compensation Committee recognizes that each Senior Executive may be most able to directly influence the business unit for which he or she is responsible. The Committee therefore believes that it is appropriate to take into account each Senior Executive’s achievement of objectives that are directly tied to the growth and development of their respective business unit. The portion of each target award actually paid to each Senior Executive was determined based on individual performance achievements during fiscal year 2011, including those described below.

Each year the Company conducts a review process in which goals are developed for each business unit by the CEO, the Senior Executive who leads the business unit and the Company’s business planning group. Each unit’s goals are specifically tailored because their different business functions are not always easily comparable. However, each unit’s goals (and thus those of the responsible Senior Executive) typically include, but are not limited to, a mix of investment performance, sales, financial, customer service, technology and human resources objectives. Upon completion of this process, the Compensation Committee establishes target incentive awards for the Senior Executives. For fiscal year 2011, the Senior Executives were allocated maximum target awards under the KEIP, as follows, expressed as a percentage of the maximum bonus pool payable under the KEIP: 19% for Vijay C. Advani, 13% for Jennifer M. Johnson, 10% for Kenneth A. Lewis, and 9% for William Y. Yun. In fiscal year 2011, the Committee also awarded Mr. Advani and Ms. Johnson performance-based long-term incentive awards under the Company’s USIP subject to the achievement of performance measures based on Operating Margin and Shareholder Return Ranking.

Descriptions of the material business unit objectives set for and subsequently achieved by the Senior Executives in fiscal year 2011 are set forth below:

Vijay C. Advani, Executive Vice President—Global Advisory Services.

•

Mr. Advani is responsible for the Company’s global retail and institutional distribution strategies and initiatives, including sales, marketing, client service and product development. Under Mr. Advani’s leadership, long-term sales increased 17% over the record-breaking year experienced in fiscal year 2010. Assets under management (AUM) market share for non-proprietary long-term open-end funds in the U.S. increased from 12.2% at the end of fiscal year 2010 to 13.3% at the end of fiscal year 2011 (source: ICI). Internationally, the Company is the largest cross-border fund umbrella, with total long-term AUM over $130 billion as of September 30, 2011. Cross-border, long-term asset market share increased from 9.1% as of September 2010 to 11.7% as of September 2011 (source: Lipper FMI, based on third-party, retail, long-term products sold internationally only). Mr. Advani broadened the Company’s existing equity sales campaign to highlight the importance of looking for investment opportunities outside of one’s home country, resulting in increased equity market share. In the U.S., total equity AUM market share increased from 7.5% to 8.1% during the year according to ICI and based on U.S. open-end, retail, long-term funds sold through the non-proprietary distribution channel. Internationally, total equity AUM market share increased from 6.8% to 7.5% according to Lipper FMI and based on third-party, retail, long-term products sold internationally only. Mr. Advani continued to build the Company’s digital communication infrastructure and social media presence during the year and also initiated a global brand campaign, geared to building awareness and strengthening perceptions of the Company’s brand globally.

Jennifer M. Johnson, Executive Vice President and Chief Operating Officer.

•	Ms. Johnson oversees investment management services, the global transfer agency, human resources and the Company’s banking subsidiaries, and has global responsibilities for software development and infrastructure/systems support. During the fiscal year, Ms. Johnson oversaw 25 strategic-level technology projects – the highest number of complex initiatives the Company has coordinated concurrently. Efforts included improvements to sales tools, expanded functionality for mobile devices, and significant enhancements to the Company’s global websites. Ms. Johnson continued to increase efficiencies and reduce costs to achieve profitability in the global transfer agency, while maintaining high quality customer service. Under Ms. Johnson’s leadership, the investment management services group launched a significant fund accounting systems enhancement program to drive efficiencies and build a foundation for fully integrating the firm’s portfolio transaction system with the funds’ general ledger system. In addition, the group continues to leverage its cost-effective global footprint to support increasingly complex products, including alternative investments. Ms. Johnson oversaw the successful implementation and testing of all Enterprise Disaster Recovery systems in the Company’s new energy-efficient data center.

Kenneth A. Lewis, Executive Vice President and Chief Financial Officer.

•

Mr. Lewis directs the Company’s finance division and oversees the financial performance of the organization. Fiscal year 2011 operating revenues were 22% above revenue figures for fiscal year 2010. Diluted earnings per share improved to $8.62 for fiscal year 2011, a 36% increase over 2010. Shares outstanding decreased 3% as a result of the Company’s share repurchase activities. The Company’s operating margin increased to 37.5% from 33.3% during the fiscal year. Mr. Lewis oversaw the negotiations and acquisition of Rensburg Fund Management in the U.K. and Balanced Equity Management in Australia. He also completed the acquisition of former joint venture Algebra Capital Management in Dubai. Mr. Lewis successfully led several initiatives to enhance the Company’s reporting capabilities, including the implementation of a new budget system and a new Corporate Treasury platform, development of integrated management performance scorecards, and the adoption of International Financial Reporting Standards for certain subsidiaries. He also oversaw the amendment of the Company’s Income Statement line item presentation to reflect the Company’s increased global operations. In addition, Mr. Lewis oversaw the corporate communications function that generated over 3,500 significant placements in global media outlets, including close to 400 placements to address increased market volatility during 2011. He implemented real estate transactions for the Company’s offices in Fort Lauderdale, Melbourne, Singapore, and Hyderabad.

William Y. Yun, Executive Vice President—Alternative Strategies.

•

Mr. Yun oversees the Company’s specialized and alternative investment business, which includes local asset management (LAM), joint ventures, real assets, fund of funds business and dedicated private equity. During fiscal year 2011, Mr. Yun oversaw the continued expansion of the Franklin Templeton Multi-Asset Strategies (FTMAS) capabilities by adding five new investment professionals to the platform’s global tactical asset allocation group. The team launched Franklin Templeton Global Allocation Fund for U.S. and international investors. Mr. Yun pursued expansion of the LAM group, including the Australian-based acquisition of Balanced Equity Management, while also increasing the Company’s retail presence in Korea through the launch of local fund-of-funds Additional notable new LAM products and strategies launched in fiscal year 2011 include a U.S. registered World Perspectives Fund, the Company’s first Qualified Domestic Institutional Investor (QDII) mandate with the Company’s joint venture in China, and the Company’s first Sukuk mandate in Malaysia. For the one-year period ending September 30, 2011, 84% of the LAM AUM ranked in the top two Morningstar quartiles, compared to 86% in 2010; the percent of funds in the top two quartiles for the three-year and five-year periods improved to 90% and 80%, compared to 81% and 75% respectively. In addition, Mr. Yun added resources to the real estate investment trust (REIT) team where one-year performance improved to the top two quartiles for 67% of REIT assets.

For fiscal year 2011, the incentive award payable to each Senior Executive was determined in relation to such executive’s performance in achieving his or her objectives. Twice a year the CEO, aided by the Company’s business planning group, evaluates each Senior Executive and his or her respective business unit’s progress in achieving its goals. In addition, the CEO works with senior members of the Company’s Human Resources Group to recommend the appropriate award amount for each Senior Executive based upon such performance. As part of this process, the Human Resources Group conducts and reviews with the independent Compensation Committee consultant an analysis of competitive compensation by peer companies (listed above under “Peer Group Companies”), compares previous year over year performance and compensation paid to the executive, considers internal pay equity issues and reviews third party executive compensation surveys related generally to the financial services industry and specifically to the asset management industry. In addition, the Human Resources Group prepares tally sheets which include cash, equity and other compensation paid to each Senior Executive in prior periods as well as an analysis of the total projected wealth accumulation for such executive over the next five years. Upon completion of this review process, management presents the performance evaluations to the Compensation Committee and the CEO makes a recommendation regarding the appropriate level of incentive compensation in relation to the objectives achieved.

The Compensation Committee reviews and discusses the evaluations, competitive compensation information, tally sheets and the compensation recommendations for each Senior Executive. Based upon this review, the Compensation Committee assesses the reasonableness of the compensation recommendations and sets each Senior Executive’s incentive compensation for the fiscal year.

Based upon each Senior Executive’s performance and achievements described above, the Compensation Committee granted fiscal year 2011 awards to each of the Senior Executives under the Company’s KEIP in the following amounts: Vijay C. Advani: $5.5 million; Jennifer M. Johnson: $3.0 million; Kenneth A. Lewis: $2.4 million; William Y. Yun: $1.9 million. Such awards were granted in fiscal year 2012. In keeping with the Company’s compensation philosophy, the first $1 million awarded was paid 65% in cash and 35% in restricted stock and amounts awarded in excess of $1 million were paid 50% in cash and 50% in restricted stock. The restricted stock grants vest over a three-year period after grant. The Compensation Committee believes that requiring time-based vesting of equity incentive grants helps to align executives’ long-term interests with those of stockholders, further ties compensation to company performance, and aids in retention. In fiscal year 2011, based on performance in fiscal year 2010, the Committee also awarded long-term performance-based awards under the USIP of $1,000,000 to Vijay C. Advani and $300,000 to Jennifer M. Johnson. These awards are subject to the achievement of performance measures based 50% on Operating Margin and 50% on Shareholder Return Ranking. The portion of the award tied to Operating Margin vests equally in one-third increments over a three-year period, while the portion attributed to Shareholder Return Ranking vests at the end of the three-year period, subject in each case to the achievement of the performance levels. The fiscal year 2011 Operating Margin of 37.3% surpassed the 31.5% threshold set forth for the year for this performance target. As a result, one-third of the portion of the performance-based long-term incentive award tied to Operating Margin performance will vest for each of Mr. Advani and Ms. Johnson.

Benefits and Perquisites

All executive officers are entitled to receive medical, life and disability insurance coverage and other corporate benefits available to most of the Company’s employees. Executive officers (other than those who directly, or through attribution of shares held by certain family members, hold 5% or more of the Company’s stock) are also eligible to participate in the ESIP on similar terms to the Company’s other employees. Under the ESIP a participant may elect to have 1% – 10% of his or her payroll deducted to purchase up to the lesser of $25,000 in value or 2,000 shares of the Company’s common stock at a specified price. In addition, all of the executive officers may also participate in the 401(k) Plan. Similar to the Company’s other employees and subject to completion of an initial employment period and subsequent vesting period, for fiscal year 2011, 75% of an executive’s total eligible compensation contributed to the 401(k) Plan was matched by the Company. The Board of Directors reviews and approves all corporate contributions to the 401(k) Plan.

The Company provides certain perquisites to its executive officers which it believes aid the executives in their execution of Company business. For example, occasional personal use of Company aircraft may be provided to enable named executive officers to devote additional and efficient time to Company business when traveling. In addition, the Company may sponsor memberships in social clubs and provide tickets to events to provide for the entertainment of clients and prospective clients. Perquisites and other benefits represent a small part of the Company’s overall compensation package. The Compensation Committee believes the value of perquisites and other benefits are reasonable in amount and consistent with its overall compensation plan. For additional information on perquisites and other benefits please see the Summary Compensation Table elsewhere in this Proxy Statement.

Termination/Change in Control Matters

The Company’s named executive officers are employed on an “at will” basis, without any written employment or severance agreements. Accordingly, the named executive officers are not entitled to any particular severance benefit upon termination of employment by the Company. The Company may, however, provide severance on a case-by-case basis in its discretion as approved by the Compensation Committee. Similarly, the Company has not entered into any agreement with any named executive officer that provides for additional payments solely on account of a change in control of the Company. The Company’s only change in control provisions are found in existing compensation plans and apply to all participants in those plans.

Tax Considerations

In evaluating compensation program alternatives, the Compensation Committee considers the potential impact on the Company of Section 162(m) of the Code. Section 162(m) limits to $1 million the amount that a publicly traded corporation, such as the Company, may deduct for compensation paid in any year to its chief executive officer or any other of its three most highly compensated executive officers (other than the principal financial officer). However, compensation which qualifies as “performance-based” is excluded from the $1 million per executive officer limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the Company’s stockholders.

The Compensation Committee endeavors to maximize deductibility of compensation under Section 162(m) to the extent practicable while maintaining competitive compensation. The Compensation Committee expects that its performance-based awards either in the form of cash, restricted stock or performance shares should qualify for the performance-based compensation exception to Section 162(m). The Compensation Committee, however, believes that it is important for it to retain maximum flexibility in designing compensation programs that are in the best interests of the Company and its stockholders. Therefore, the Compensation Committee, while considering tax deductibility as a factor in determining compensation, may not limit compensation to those levels or types of compensation that will be deductible if it believes that the compensation is commensurate with the performance of the covered employee.

Other Considerations

The Compensation Committee has reviewed the aforementioned incentive plans and does not believe the goals, or the underlying philosophy and administrative guidelines create risks that are reasonably likely to have a material adverse effect on the Company. By utilizing long-term equity, including the settlement of a sizeable portion of annual incentive awards in the form of restricted stock vesting over three years and our stock ownership requirements, we align named executive officer compensation with that of the long-term stockholder. Additional mitigating risk factors include the use of multiple financial and non-financial performance metrics at the Company and business unit level, oversight of a committee of independent Directors with the ability to use negative discretion in awards and a forfeiture policy (described below) in the event of certain financial restatements. See also the discussion of the Board’s role in risk oversight under the heading “Information about the Board and its Committees”.

Stock Ownership Requirements. As discussed in greater detail under the heading “Corporate Governance—Stock Ownership Guidelines” in this Proxy Statement, the Board of Directors has adopted guidelines for the directors and the senior officers, including each of the named executive officers, concerning their ownership of the Company’s common stock. The ownership guidelines specify the minimum amount of shares that the directors and such officers should own. The purpose of the stock ownership guidelines is to more closely align the interests of the directors and such officers with the interests of the Company’s other stockholders through good and bad economic times. In addition, the stock ownership guidelines are designed to strengthen the link between long-term Company performance and executive compensation. As of December 31, 2011, all executive officers who have held their positions for at least five years were in compliance with these guidelines.

Potential Impact on Incentive Compensation of Financial Restatements. The Compensation Committee has enhanced current Company protections under Section 304 of the Sarbanes-Oxley Act of 2002 by approving clawback provisions under the AIP and executive award agreements. These provisions provide for the forfeiture by our executive officers and other employees of any awards granted or earned pursuant to the USIP or AIP (including under the KEIP), or earnings thereupon, in the event that (i) the Company issues a restatement of financial results to correct a material error, (ii) the Compensation Committee determines, in good faith, that fraud or willful misconduct on the part of the individual was a significant contributing factor to the need to issue such restatement, and (iii) some or all of the award that was granted and/or earned prior to such restatement by the individual would not have been granted and/or earned, as applicable, based upon the restated financial results. The forfeiture is enforceable by the Company by all legal means available, including, without limitation, by withholding such amount from other sums owed by the Company to the individual.

Timing of Awards. The Compensation Committee’s general practice is to make award decisions for the previous fiscal year and review salaries of the Company’s executive officers in November. This time frame allows the Compensation Committee to review a full year of the executives’ performance as well as a full year of the Company’s performance, given that the Company’s fiscal year ends on September 30th and the press release containing the Company’s earnings for the fiscal year typically is released in late October.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate filings made by us under those statutes, the following report shall not be deemed to be “soliciting material,” or to be incorporated by reference into any prior filings or future filings made by the Company under those statutes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

Respectfully Submitted:

Compensation Committee

Charles Crocker (Chairman)

Samuel H. Armacost

Joseph R. Hardiman

Mark C. Pigott

SUMMARY COMPENSATION TABLE

The following table provides compensation information for the Company’s named executive officers for the fiscal years ended September 30, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation ($)(3)		Total ($)
Gregory E. Johnson	2011	780,132	6,350,000	2,650,000	97,390	(4)	9,877,522
President and Chief Executive Officer	2010	760,629	2,600,000	2,650,000	718,129		6,728,758
	2009	702,119	2,100,000	1,650,000	22,318		4,474,437

Kenneth A. Lewis	2011	525,000	850,000	1,350,000	—		2,725,000
Executive Vice President and Chief Financial Officer	2010	511,875	732,500	1,150,000	20,435		2,414,810
	2009	472,500	400,000	617,500	17,057		1,507,057

Vijay C. Advani	2011	525,000	2,600,000	2,650,000	—		5,775,000
Executive Vice President— Global Distribution	2010	511,875	1,375,000	1,900,000	—		3,786,875
	2009	472,500	862,500	1,025,000	22,459		2,382,459

Jennifer M. Johnson	2011	525,000	1,200,000	1,650,000	11,351	(4)	3,386,351
Executive Vice President and Chief Operating Officer	2010	511,875	832,500	1,200,000	273,477		2,817,852
	2009	472,500	450,000	617,500	8,075		1,548,075

William Y. Yun	2011	525,000	600,000	1,100,000	—		2,225,000
Executive Vice President—Alternative Strategies	2010	511,875	715,000	900,000	—		2,126,875
	2009	472,500	450,000	585,000	22,443		1,529,943

(1)	Stock award values represent the aggregate grant date fair value for all grants made during each fiscal year in accordance with the requirements of ASC 718 in the specified year for grants made in such year and prior years. For awards with performance conditions, the value at the grant date reported is based on the probable outcome of the performance conditions. Additional information is set forth in the “Grants of Plan-Based Awards (Fiscal Year 2011)” table below. See “Note 16—Stock-Based Compensation” in the Company’s Annual Report on Form 10-K for fiscal year 2011 filed with the Securities and Exchange Commission on November 15, 2011 for further details.
(2)	Represents the cash portion of awards made under the Company’s KEIP for fiscal years 2009, 2010 and 2011. See “Compensation Discussion and Analysis—The Elements of Executive Compensation—Short-term and Long-term Incentive Compensation” above for more details.
(3)	Includes amounts with respect to fiscal year 2010 which were paid in fiscal year 2011.
(4)	For Mr. Johnson and Ms. Johnson, includes $97,252 and $11,351, respectively, for personal use of the Company’s aircraft. The aggregate incremental cost of personal use of Company aircraft is calculated using the rate per nautical mile for each personal flight, published twice per year by Conklin & de Decker Associates, Inc. for each type of Company aircraft. Such amount is based on the published rate at the time of the personal flight use. These rates are used by a variety of corporate aviation operators for cost and budget estimation purposes. The rates include the estimated variable costs of operating aircraft, including fuel, labor and parts for most scheduled maintenance, engine, propeller and auxiliary power unit overhaul cost and parts repair and replacement costs, landing fees and expenses, supplies and catering and crew costs excluding salaries, benefits and fixed costs. The rates do not include the cost of periodic aircraft refurbishment, hangar costs, dues, subscriptions, weather and navigation services or the cost of insurance and administrative services. The rates also do not include depreciation or any tax benefit reductions due to personal use. The aggregate incremental costs in the table includes the cost of all nautical miles flown for positioning flights necessary to accomplish a personal flight and to return the aircraft to its next scheduled location. For Mr. Johnson, amount also includes fees paid or reimbursed by the Company for spousal activities related to an off-site business meeting.

GRANTS OF PLAN-BASED AWARDS (FISCAL YEAR 2011)

The following table presents information regarding grants of plan-based awards to the named executive officers during the fiscal year ended September 30, 2011.

Name	Plan		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)	Estimated Future Payouts Under Equity Incentive Plan Awards(3)(4)	All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock and Option Awards($)(6)
				Maximum ($)	Maximum ($)
Gregory E. Johnson	KEIP	(1)	—	2,650,000
	KEIP		11/2/10		6,305,101
	USIP		11/2/10			10,118	1,200,000

Kenneth A. Lewis	KEIP		—	1,646,892
	KEIP		11/2/10		1,081,326

Vijay C. Advani	KEIP		—	2,650,000
	KEIP		11/2/10		1,864,898
	USIP		11/2/10			8,432	1,000,000

Jennifer M. Johnson	KEIP		—	2,095,959
	KEIP		11/2/10		1,081,326
	USIP		11/2/10			2,530	300,000

William Y. Yun	KEIP		—	1,497,203
	KEIP		11/2/10		969,388

(1)	Incentive awards made under the KEIP typically include restricted stock and such awards are granted under the Company’s USIP. Awards were comprised of 65% cash and 35% restricted stock for amounts up to $1.0 million, 50% cash and 50% restricted stock for amounts in excess of $1.0 million, and 100% restricted stock for amounts in excess of $5.0 million.
(2)	Represents the cash portion of the maximum awards that may be made under the KEIP for fiscal year 2011. Awards under the KEIP have no assigned threshold or target amount, and are determined at the discretion of the Compensation Committee, subject to a pre-determined maximum. Accordingly, no threshold or target amounts are listed. Please refer to the Compensation Discussion and Analysis (“CD&A”) above for the actual cash amount received by each named executive officer in fiscal year 2012 pursuant to such awards.
(3)	Amounts do not include the equity portion of awards that may be made under the KEIP for fiscal year 2011 because such awards were granted in fiscal year 2012.
(4)	Represents the equity portion of awards under the KEIP for fiscal year 2010, which were granted in fiscal year 2011. Grants of restricted stock include time vesting provisions such that the award would vest in thirds on August 31, 2011, August 31, 2012, and August 30, 2013. In accordance with the terms of the USIP, the number of shares of restricted stock issued was determined based on the closing price on the NYSE of the Company’s common stock on the grant date. Any dividends declared on the Company’s common stock are paid on the unvested shares.
(5)	Represents performance-based long-term incentive awards under the USIP granted on November 2, 2010. The number of shares was determined by dividing the award value by the closing price of the Company’s common stock on November 2, 2010, the date of grant, rounded up to the nearest whole share. Subject to the achievement of performance objectives, one-third of these performance awards will vest on December 1, 2011, November 30, 2012, and November 29, 2013. Any dividends payable on the Company’s common stock prior to vesting are paid upon vesting.
(6)	Determined pursuant to ASC 718. For equity awards that are subject to performance conditions, the value reported is based upon the probable outcome of such conditions, excluding the effect of estimated forfeitures.

Please refer to the “Compensation Discussion and Analysis” above for an explanation of salary and bonus in proportion to total compensation and further details regarding amounts disclosed in the Summary Compensation Table and Grants of Plan-Based Awards table.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The following table presents information concerning the number and value of option and stock awards held by the named executive officers as of September 30, 2011.

Name	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Gregory E. Johnson	52,972	36.30	11/19/11	33,142	3,169,701	19,838	1,897,306
	102,972	34.77	12/14/12
	46,337	47.57	11/11/13

Kenneth A. Lewis	4,000	31.95	11/09/12	5,811	555,764	3,114	297,823
	3,431	47.57	11/11/13

Vijay C. Advani	—	—	—	11,247	1,075,663	13,490	1,290,184

Jennifer M. Johnson	15,446	36.30	11/19/11	6,092	582,639	6,420	614,009
	10,297	31.95	11/09/12
	9,010	47.57	11/11/13

William Y. Yun	—	—	—	4,351	416,130	3,114	297,823

(1)	All options held by the named executive officers have vested and are shown in this column.
(2)	The shares consist of shares of restricted stock that vest as follows:

Name	Total Unvested Shares	Vesting Schedule
Gregory E. Johnson	4,198	Vest on 8/31/12
	28,944	Vest in equal parts on 8/31/12 and 8/30/13

Kenneth A. Lewis	1,034	Vest on 8/31/12
	4,777	Vest in equal parts on 8/31/12 and 8/30/13

Vijay C. Advani	2,255	Vest on 8/31/12
	8,992	Vest in equal parts on 8/31/12 and 8/30/13

Jennifer M. Johnson	1,034	Vest on 8/31/12
	5,058	Vest in equal parts on 8/31/12 and 8/30/13

William Y. Yun	979	Vest on 8/31/12
	3,372	Vest in equal parts on 8/31/12 and 8/30/13

(3)	Calculated by multiplying unvested shares by $95.64 the closing price of the Company’s common stock on September 30, 2011.

(4)	Includes performance-based shares of restricted stock that vest as follows:

Name	Total Unvested Shares	Vesting Schedule Subject to Achievement of Performance Criteria
Gregory E. Johnson	3,631	Vest on 12/1/11
	9,462	Vest on 11/30/12
	6,745	Vest on 11/29/13

Kenneth A. Lewis	624	Vest on 12/1/11
	2,490	Vest on 11/30/12

Vijay C. Advani	2,418	Vest on 12/1/11
	5,451	Vest on 11/30/12
	5,621	Vest on 11/29/13

Jennifer M. Johnson	1,200	Vest on 12/1/11
	3,534	Vest on 11/30/12
	1,686	Vest on 11/29/13

William Y. Yun	624	Vest on 12/1/11
	2,490	Vest on 11/30/12

OPTION EXERCISES AND STOCK VESTED (FISCAL YEAR 2011)

The following table presents information regarding stock option exercises and stock awards vesting for the named executive officers during the fiscal year ended September 30, 2011.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Gregory E. Johnson	50,000	4,580,000	55,448	6,501,227

Kenneth A. Lewis	—	—	5,988	716,652

Vijay C. Advani	—	—	11,951	1,430,846

Jennifer M. Johnson	64,693	5,613,109	6,526	780,816

William Y. Yun	—	—	5,475	655,133

(1)	The value realized on exercise of stock options is calculated by subtracting the exercise price of the stock option award from the closing price of the Company’s common stock on the date of exercise and multiplying that resulting number by the number of shares that were exercised under such option award.
(2)	The value of each stock award is calculated by multiplying the closing price of the Company’s common stock on the date of vesting by the number of shares that vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has not provided the named executive officers with agreements providing for severance payments, medical or insurance benefits or any other perquisites after their employment with us has ended or following a change in control.

As described under “Compensation Discussion and Analysis” above in this Proxy Statement, the named executive officers typically receive grants of incentive awards payable in the form of cash under the Company’s AIP and the KEIP, and restricted stock and restricted stock units under the Company’s USIP. Except as set forth below or as otherwise determined by the Compensation Committee, unearned awards made to a named executive officer under such plans are forfeited upon voluntary or involuntary termination of executive’s employment with the Company. In any event, the Compensation Committee, in its sole discretion, may pay, eliminate or reduce such awards.

Amended and Restated Annual Incentive Compensation Plan

In the event the employment of a participant under the AIP terminates due to death or permanent disability, such participant is generally entitled to receive a single pro-rata cash payment of unvested awards under the plan based upon time served during the relevant performance period. If a participant’s employment terminates due to retirement, such participant may, at the discretion of the Compensation Committee, receive a single pro-rata cash payment based upon time served during the relevant performance period. To be eligible to receive a pro-rata payment upon retirement from the Company, the participant must retire after reaching age fifty-five and have at least ten years of service with the Company.

The AIP does not expressly provide for any change-in-control payments, however, the Compensation Committee has the discretion to make awards under the plan in the event of a change in control.

Under the AIP, involuntary termination of employment includes employment that is terminated by the Company as a result of the Company’s dissatisfaction with the job-related activities of the employee or conviction of the employee of a felony. No payments would be made in either of these events. For involuntary termination for any other reason, such as job elimination, the Compensation Committee, in its sole discretion, may (i) pay the participant a pro-rated incentive award based upon performance during the plan year to the date of termination, (ii) pay the participant’s full award under the plan (or any greater amount), or (iii) not make any payment.

2004 Key Executive Incentive Compensation Plan

As described in more detail under “Compensation Discussion and Analysis—The Elements of Executive Compensation—Incentive Compensation,” the 2004 Key Executive Incentive Compensation Plan, or KEIP, is a sub-plan under the AIP. Consequently, all of the provisions described above regarding the Annual Incentive Compensation Plan apply to grants made under the KEIP. In addition, the KEIP includes separate terms regarding termination payments which are summarized below.

If the employment of a participant in the KEIP terminates due to death, permanent disability or retirement, such participant is generally entitled to receive payment of any award under the plan with respect to the fiscal year of such termination. In addition, if a participant terminates employment with the Company for any reason other than death, permanent disability or retirement, any award under the plan with respect to the fiscal year of such termination is generally required to be reduced proportionately based on the date of termination. To be eligible to receive a payment upon retirement from the Company, the participant must retire after reaching age fifty-five and have at least ten years of service with the Company. To be eligible for awards in the event of permanent disability, the executive must be eligible for payments under the Company’s long-term disability insurance policy. In any event, the Compensation Committee, in its sole discretion, may pay, eliminate or reduce any such awards under the KEIP.

The KEIP does not expressly provide for any change-in-control payments, however, the Compensation Committee has the discretion to make awards under the plan in the event of a change in control.

2002 Universal Stock Incentive Plan

Pursuant to the terms of the Company’s USIP and applicable award agreements, any options that are exercisable by a named executive officer will remain exercisable for a period of (i) 180 days after termination of employment due to the death or permanent disability of the executive, and (ii) 90 days after termination of such executive’s employment for any other reason; provided that in no case will the option remain exercisable later than its expiration date.

Pursuant to the terms of the USIP, a change in control of the Company means a proposed dissolution or liquidation of the Company or a merger or corporate combination (a “Transaction”) in which the successor corporation does not agree to assume the award or substitute an equivalent award. The Compensation Committee must notify participants of such treatment no later than ten days prior to such proposed Transaction. To the extent not previously exercised, option grants and awards terminate immediately prior to the consummation of such proposed Transaction.

Compensation Committee Policy & Practice

Notwithstanding the discussion above, pursuant to the terms of the KEIP and the AIP, the Compensation Committee, in its sole discretion, may eliminate or reduce any unvested awards otherwise payable to a participant following termination of employment. In addition, the Compensation Committee has the authority to pay the full award amount to a participant whose award would have otherwise been reduced or forfeited following termination of employment or a change in control. The Compensation Committee also has the discretion under the USIP to determine the terms, conditions, performance criteria, restrictions, and other provisions of awards made under the USIP.

As a general policy matter, the Compensation Committee limits the payment of unvested awards under the KEIP, the AIP and the USIP following a participant’s termination of employment. We expect the Compensation Committee would act similarly upon a change in control. Payments for unvested awards, if any, made to the named executive officers upon the termination of employment or upon a change in control are determined on a case-by-case basis by the Compensation Committee.

Estimated Payments Upon Termination

Because of the Compensation Committee’s general policy of limiting payments to the named executive officers following termination of employment and its authority to reduce or increase the payments otherwise available under awards, the amounts payable to the named executive officers following termination of employment are not determinable. The following table sets forth a range of the potential compensation that could become payable under the KEIP and the AIP if a named executive officer’s employment had terminated on September 30, 2011. The amounts provided are based upon the named executive officer’s compensation and service levels as of September 30, 2011 and, if applicable, based on the closing price of the Company’s common stock on that date. None of the named executive officers had reached age 55 as of September 30, 2011, a requirement for retirement payments under the KEIP and AIP.

Name	Death or Permanent Disability(1)(2)($)	Voluntary Termination(3)(4)($)	Involuntary Termination(3)(5)($)
Gregory E. Johnson	0 - 7,717,007	0 - 2,650,000	0 - 2,650,000

Kenneth A. Lewis	0 - 2,003,587	0 - 1,150,000	0 - 1,150,000

Vijay C. Advani	0 - 4,265,847	0 - 1,900,000	0 - 1,900,000

Jennifer M. Johnson	0 - 2,396,648	0 - 1,200,000	0 - 1,200,000

William Y. Yun	0 - 1,613,953	0 - 900,000	0 - 900,000

(1)	Amounts included in this column range from $0 to a maximum payment which is based on the executive’s fiscal year 2010 cash bonus, plus the cash value of the executive’s unvested stock awards listed under the column “Stock Awards” in the “Outstanding Equity Awards at 2011 Fiscal Year-End” table above, as determined in the discretion of the Compensation Committee. The value of unvested stock awards is based on the closing price of the Company’s common stock on September 30, 2011.
(2)	Permanent Disability means that the executive is eligible for payments under the Company’s long-term permanent disability insurance policy.
(3)	Amounts included in this column range from $0 to a maximum payment which is based on the executive’s fiscal year 2010 cash bonus, as determined in the discretion of the Compensation Committee.
(4)	Under the AIP, voluntary termination of employment generally means that an executive voluntarily resigned from employment at the Company.
(5)	Under the AIP, involuntary termination of employment includes employment that is terminated by the Company as a result of the Company’s dissatisfaction with the job-related activities of the employee or conviction of the employee of a felony. No payments would be made in either of these events. For involuntary termination for any other reason, such as job elimination, the Compensation Committee, in its sole discretion, may (i) pay the participant a pro-rated incentive award based upon performance during the plan year to the date of termination, (ii) pay the participant’s full award under the plan (or any greater amount) or (iii) not make any payment.

Estimated Payments Upon a Change in Control

None of the named executive officers have agreements which provide for payments upon a change in control of the Company. However, under the Company’s USIP the Compensation Committee has the discretion to make a determination as to the equitable treatment of awards upon a change in control. The Compensation Committee may, in its discretion, make cash awards under the KEIP and the AIP and awards of restricted stock under the USIP following a change in control. The following table sets forth an estimate of the potential compensation that may become payable under the USIP, the KEIP and the AIP upon a change in control of the Company. A change in control of the Company is deemed to have occurred upon the occurrence of certain transactions as defined in the USIP and specified above. The amounts provided are based upon the named executive officer’s compensation and service levels as of September 30, 2011, and if applicable, based on the closing price of the Company’s common stock on that date.

Name	Cash(1)($)	Unvested Value of Restricted Stock(2)($)	Total($)
Gregory E. Johnson	0 - 2,650,000	0 - 5,067,007	0 - 7,717,007

Kenneth A. Lewis	0 - 1,150,000	0 - 853,587	0 - 2,003,587

Vijay C. Advani	0 - 1,900,000	0 - 2,365,847	0 - 4,265,847

Jennifer M. Johnson	0 - 1,200,000	0 - 1,196,648	0 - 2,396,648

William Y. Yun	0 - 900,000	0 - 713,953	0 - 1,613,953

(1)	Amounts included in this column range from $0 to a maximum payment which is based on the executive’s fiscal year 2010 cash bonus.
(2)	Amounts included in this column range from $0 to a maximum payment which is based on the cash value of the executive’s unvested stock awards listed under the column “Stock Awards” in the “Outstanding Equity Awards at 2011 Fiscal Year-End” table above and determined at the discretion of the Compensation Committee. The amounts are based on the closing price of the Company’s common stock on September 30, 2011.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2011, the following directors served as members of the Compensation Committee: Messrs. Crocker, Armacost, Hardiman, former director Thomas H. Kean (until his retirement on March 15, 2011) and Mr. Pigott (from his election on March 15, 2011). No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 2011, and no member of the Compensation Committee was formerly an officer of the Company or any of its subsidiaries or was a party to any disclosable related party transaction involving the Company. During fiscal year 2011, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or Compensation Committee of the Company.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate filings made by us under those statutes, the following report shall not be deemed to be “soliciting material,” or to be incorporated by reference into any prior filings or future filings made by the Company under those statutes.

REPORT OF THE AUDIT COMMITTEE

MEMBERSHIP AND ROLE OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of Franklin Resources, Inc. currently consists of Chutta Ratnathicam (Chairman), Charles Crocker, Laura Stein and Geoffrey Yang. Each of the members of the Audit Committee is independent as defined under the New York Stock Exchange listing standards and applicable law. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee (i) the Company’s financial reporting, auditing and internal control activities, including the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditor. The Audit Committee’s function is more fully described in the Committee’s written charter, which is posted in the corporate governance section of the Company’s website at www.franklinresources.com/corp/pages/generic_content/corporate_governance/corporate_governance_charter.jsf.

REVIEW OF THE COMPANY’S AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2011

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2011 with the Company’s management.

The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has also received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of PwC with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 for filing with the Securities and Exchange Commission.

Respectfully Submitted by the Members of the Audit Committee:

Chutta Ratnathicam (Chairman)

Charles Crocker

Laura Stein

Geoffrey Y. Yang

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board, with the ratification of the stockholders, engaged PwC to perform an annual audit of the Company’s consolidated financial statements for fiscal year 2011.

The following table sets forth the approximate aggregate fees billed or expected to be billed to the Company by PwC for fiscal years 2011 and 2010 for the audit of the Company’s annual consolidated financial statements and for other services rendered by PwC.

	FISCAL YEAR
	2011	2010
	(in thousands)
Audit Fees (a)	$5,783	$4,983
Audit-Related Fees (b)	1,801	2,106
Tax Fees (c)	173	189
All Other Fees (d)	650	210

TOTAL FEES	$8,407	$7,488

(a)	The 2011 Audit Fees amount includes approximately $142,530 of fees related to fiscal year 2010 that were billed in fiscal year 2011 and the 2010 Audit Fees include approximately $104,000 of fees related to fiscal year 2009 that were billed in fiscal year 2010.
(b)	Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. Such services related primarily to internal control examinations pursuant to the Statement on Standards for Attestation Engagements No. 16, consultation concerning financial accounting and reporting standards, attestation services, due diligence services and audits of employee benefit plans.
(c)	Tax Fees consist of tax return preparation, tax compliance, tax advice and tax planning services. For fiscal year 2011, tax return preparation and tax compliance services represented approximately $47,500 of the total amount of Tax Fees. For fiscal year 2010, tax return preparation and tax compliance services represented approximately $24,500 of the total amount of Tax Fees.
(d)	Other Fees includes $80,500 of fees that have been contracted with the Company but which are expected to be paid by a third party. The remainder of Other Fees consists principally of services rendered in connection with technology-related consulting, assistance in regulatory reporting in various jurisdictions and miscellaneous services provided to certain of our funds.

Note: For fiscal year 2010, 0.13% of the fees for services described under Audit-Related Fees, Tax Fees and All Other Fees were approved by the Audit Committee pursuant to the pre-approval waiver requirements under 17 CFR 210.2-01(c)(7)(i)(C), all of which represented All Other Fees. For fiscal year 2011, there were no services approved under this requirement.

PRE-APPROVAL PROCESS AND POLICY

The audit and non-audit services provided to the Company and its subsidiaries by PwC, the independent auditors, during fiscal years 2011 and 2010 were pre-approved by the Audit Committee. The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by PwC. This policy describes the permitted audit, audit-related, tax and other services that the independent auditors may perform.

Any requests for audit, audit-related, tax and other services must initially be submitted to the Company’s CFO. Any requests preliminarily approved by the CFO are then submitted to the Audit Committee for final pre-approval. Normally, pre-approval is considered at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings up to a designated approval amount, which amount for fiscal year 2011 was $50,000 (the “Chairman Approval Amount”), has been delegated to the Chairman of the Audit Committee. The decision of the Chairman to grant specific pre-approval of a service is presented to the Audit Committee at its scheduled meetings. If the estimated fees for proposed services exceed the Chairman Approval Amount, specific pre-approval by the entire Audit Committee is required.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal year 2011, Franklin Templeton Bank & Trust, F.S.B. and various bank related subsidiaries of Fiduciary Trust, a subsidiary of the Company, entered into various transactions in the ordinary course of their business with certain directors and executive officers of the Company and members of their immediate families. Additionally, Fiduciary Trust provided certain services to individual directors and/or members of their families. The transactions and services involved loans, deposits, certificates of deposit and other money market instruments and certain other banking transactions as well as trustee and investment management services. As transactions and services made or entered into in the ordinary course of business, all such transactions and services were made or provided on substantially the same terms, including fees, interest rates and collateral, that prevailed at the time for comparable transactions or services with other third parties in arms-length relationships and did not involve more than the normal risk of collectability or present other unfavorable features.

For fiscal year 2011, Charles B. Johnson, Chairman of the Board and a director of the Company, who, among other family relationships, is the father of Gregory E. Johnson, President and Chief Executive Officer and a director of the Company, and Jennifer M. Johnson, Executive Vice President and Chief Operating Officer of the Company, voluntarily decreased his base salary to $180,000. Mr. C. B. Johnson did not receive a cash bonus in fiscal year 2011.

For fiscal year 2011, Rupert H. Johnson, Jr., Vice Chairman and a director of the Company, who, among other family relationships, is the brother of Charles B. Johnson, Chairman of the Board, voluntarily decreased his base salary to $180,000. Mr. R. H. Johnson did not receive a cash bonus in fiscal year 2011.

David A. Lewis, Sr., a senior trader for Franklin Templeton Services, LLC, a subsidiary of the Company, is the brother of Kenneth A. Lewis, one of the Company’s named executive officers and the Executive Vice President and Chief Financial Officer of the Company. In fiscal year 2011, Mr. D. Lewis’s base salary was $175,100 and he received a bonus of $230,750 in cash and 1,164 shares of restricted stock.

Messrs. Charles B. Johnson, Rupert H. Johnson, Jr. and David A. Lewis, Sr. are entitled to receive medical, life and disability insurance coverage and other benefits available generally to employees of the Company and/or its subsidiaries.

Share Repurchases. Under a stock repurchase program authorized by the Board, the Company can repurchase shares of its common stock from time to time on the open market and in private transactions in accordance with applicable securities laws. Pursuant to this stock repurchase program, the Company repurchased shares of the Company’s common stock from, among others, certain directors, executive officers and greater than five percent (5%) beneficial owners of the Company’s common stock, and certain members of the immediate family of the foregoing persons, during fiscal year 2011. The price per share paid by the Company for repurchases is generally the average of the high and low price of the Company’s common stock on the NYSE on the repurchase date.

In order to pay taxes due in connection with the vesting of employee and executive officer restricted stock and restricted stock unit awards under the USIP, the Company uses a net stock issuance method, equivalent to a stock repurchase program, to pay such taxes. For shares repurchased in connection with the payment of taxes on vesting shares, the repurchase price is the closing price on the NYSE on the date of the transaction.

During fiscal year 2011, the Company repurchased shares of common stock from the persons listed below for the aggregate consideration shown.

Name and Title	Number of Shares Repurchased		Aggregate Consideration($)
Charles B. Johnson and IRA of Charles B. Johnson,	400,000		50,670,000
Chairman of the Board and Director
Vijay C. Advani,	5,108		612,551
Executive Vice President—Global Advisory Services
Kenneth A. Lewis,	1,969	(a)	236,122	(a)
Executive Vice President and Chief Financial Officer
John M. Lusk,	1,500		179,880
Executive Vice President—Investment Management
Craig S. Tyle,	1,134		135,989
Executive Vice President and General Counsel
William Y. Yun,	1,964		235,523
Executive Vice President—Alternative Strategies

(a)	Amount does not include 274 shares repurchased by the Company for $32,858 from David A. Lewis, Sr., a senior trader for Franklin Templeton Services, LLC, a subsidiary of the Company, and the brother of Kenneth A. Lewis.

Management and Use of AC Travel Aircraft. A wholly-owned subsidiary of the Company entered into an amended and restated aircraft management agreement, effective as of June 1, 2008, with AC Travel, LLC (“AC Travel”), an entity owned and controlled by Charles B. Johnson, Chairman of the Board and a director of the Company, to manage the operations of a Gulfstream III aircraft (the “G-III”) and a Gulfstream G550 aircraft (the “G550”), both of which are owned by AC Travel. We refer to the G-III and the G550 as the “Aircraft”. Under the management agreement, the subsidiary: (a) provides consulting and management services for the operations of the Aircraft; (b) provides flight crew personnel, including coordinating training of such personnel; (c) arranges for maintenance of the Aircraft; and (d) arranges for insurance and a hangar for Aircraft storage and also provides other administrative services. The initial term of the amended and restated agreement ended on May 31, 2009, with automatic one-year renewals thereafter, subject to cancellation by either party. Our subsidiary receives a monthly management fee of $10,000 for the G550 and $3,000 for the G-III for administrative services. Out-of-pocket costs incurred under the amended and restated management agreement for services provided are either reimbursed by, or passed through to and paid by, AC Travel.

Charles B. Johnson and the Company entered into an amended and restated reimbursement agreement, effective as of January 1, 2008, to provide for the terms of reimbursement when Mr. C. B. Johnson uses the G550 in connection with his travels on Company business. Pursuant to the terms of the reimbursement agreement, the Company reimburses Mr. C. B. Johnson for costs incurred in connection with his business travel on behalf of the Company on the G550, including costs for landing, parking, hangar, tie-down, handling, customs, regulatory fees and charges, in-flight catering, pilot and crew costs and communication charges. Under the agreement, the amount reimbursed by the Company is not to exceed $750,000 on an annual basis without the prior written consent of the Board’s Audit Committee. In addition, the fees reimbursed may not exceed the fair market value to charter a G550 aircraft from an independent third party. The initial term of the amended and restated agreement ended on December 31, 2008, with automatic one-year renewals thereafter, subject to cancellation by either party. The agreement automatically terminates upon Mr. C. B. Johnson’s termination of employment with the Company. In accordance with the reimbursement agreement, the Company reimbursed Mr. C. B. Johnson $151,733.48 for use of the G550 for Company business purposes during fiscal year 2011.

Office Lease. In October 2009, the Board approved a three-year fixed term extension of a lease of approximately 5,495 square feet of office space owned by the Company in San Mateo, California with Tano

Capital, LLC (“Tano”), a company owned by Charles E. Johnson, a son of Charles B. Johnson, brother of Gregory E. Johnson and nephew of Rupert H. Johnson, Jr. The aggregate amount of all periodic payments due under the lease during fiscal year 2011 was $157,377. The FY2011 effective return to the Company from the Tano lease is slightly higher than the FY2011 effective return realized by the Company from the other three tenants who have leased space on the Company’s San Mateo campus.

Private Equity Fund Investment. On July 6, 2011, Franklin Templeton Capital Holdings Private Limited, a subsidiary of the Company, entered into an agreement to make a $25 million dollar investment commitment to Tano India Private Equity Fund II (“Tano Fund”). Tano Mauritius Investments, which is the investment manager and a Class B and Class C shareholder of the Tano Fund, is an indirect subsidiary of Tano Capital, LLC, which is owned by Charles E. Johnson.

RELATED PERSON TRANSACTION POLICY

Related Person Transaction Policy. The Board of Directors has adopted a Related Person Transaction Policy (“Related Transaction Policy”) to address the reporting, review, approval and ratification of related person transactions. Related persons include the Company’s executive officers, directors and director nominees, holders of more than five percent (5%) of a class of the Company’s voting securities, and immediate family members of the foregoing persons. A “related person transaction” means a transaction or series of transactions in which the Company participates and a related person has a direct or indirect interest. Examples include sales, purchases and transfers of real or personal property, use of property and equipment by lease or otherwise, services received or furnished and borrowings and lendings, including guarantees. Transactions with related persons which are for Company business purposes, compensation of directors approved by the Board and compensation arrangements approved by the Compensation Committee are not considered related person transactions. All related person transactions are required to be reported to the Audit Committee. However, the Audit Committee has the authority to determine categories of related person transactions that are immaterial and not required to be disclosed and that need not be reported to, reviewed by, and/or approved or ratified by the Audit Committee. Pursuant to the Related Person Transaction Policy, the following related person transactions need not be reported to, reviewed by, and/or approved or ratified by the Audit Committee:

•

The establishment or maintenance of a banking, trading, investment management, custody or other account with an affiliate of the Company, if the terms of such account are generally the same as or similar to accounts offered by the affiliate of the Company in the ordinary course to persons who are not related persons.

•

Accounts invested in shares of one or more investment companies or portfolios in Franklin Templeton Investments (“FT Fund”) that are established and/or maintained by a Related Person on terms set forth in the applicable FT Fund prospectus or other disclosure documents.

•

The extension or maintenance of credit, arrangements for the extension of credit, or renewals of an extension of credit, in the form of a personal home improvement or manufactured home loan, consumer credit, any extension of credit under an open end credit plan or a charge card, if such loan, consumer credit, extension of credit or charge card otherwise is permitted to such related person under the terms of Section 13(k) of the Exchange Act, whether or not such person is subject to such Section 13(k).

•

Gross-ups and perquisites and other personal benefits from the use of Company owned or provided assets, including but not limited to personal use of Company-owned or provided aircraft and property, not used primarily for Company business purposes that, in the aggregate, are less than $10,000 in any fiscal year.

Audit Committee Review and Approval. Every quarter the Audit Committee reviews related person transactions. Such transactions involving an estimated amount of $120,000 or more require the approval or ratification of the Audit Committee. In connection with approving or ratifying a related person transaction, the Audit Committee will consider the relevant facts and circumstances of the transaction and any of the following factors that are relevant:

•	The position or relationship of the related person at or with the Company;

•	The materiality of the transaction to the related person, including the dollar value of the transaction;

•	The business purpose for and reasonableness of the transaction;

•

Whether the related person transaction is comparable to a transaction that could be available on an arms-length basis or is on the terms that the Company offers generally to persons who are not related persons;

•	Whether the related person transaction is in the ordinary course of the Company’s business; and

•	The effect of the transaction on the Company’s business and operations.

In addition, the Audit Committee has the authority to pre-approve certain categories of related person transactions, which transactions must still be reported to the Audit Committee at least annually. The Audit Committee has determined that Company purchases of shares of its common stock to pay taxes due in connection with the vesting of employee and executive officer restricted stock and restricted stock unit awards under the USIP are pre-approved, but should be reported to the Audit Committee annually. The Audit Committee may delegate its authority to review, approve or ratify specified related person transactions to one or more members of the Audit Committee between scheduled committee meetings. Any determination made pursuant to this delegated authority must be presented to the full Audit Committee at a subsequent meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires officers, directors and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. The reporting officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of copies of such reports received or written representations from such executive officers, directors and 10% stockholders, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% stockholders were complied with during fiscal year 2011.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GENERAL

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending September 30, 2012 and to audit the Company’s internal control over financial reporting as of September 30, 2012. During and for the fiscal year ended September 30, 2011, PricewaterhouseCoopers LLP audited and rendered opinions on the financial statements of the Company and certain of its subsidiaries and many of the open-end and closed-end investment companies managed and advised by the Company’s subsidiaries. PricewaterhouseCoopers LLP also rendered an opinion on the Company’s internal control over financial reporting as of September 30, 2011. In addition, PricewaterhouseCoopers LLP provides the Company with tax consulting and compliance services, accounting and financial reporting advice on transactions and regulatory filings and certain other consulting services not prohibited by applicable auditor independence requirements. See “Fees Paid to Independent Registered Public Accounting Firm” above. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD

The Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012. The voting requirements for this proposal are described in the “Voting Information” section. If the appointment is not ratified, the Audit Committee may reconsider the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

ADDITIONAL INFORMATION

STOCKHOLDER PROPOSALS AND NOMINATIONS OF DIRECTORS AT 2013 ANNUAL MEETING

If a stockholder intends to present any proposal for inclusion in the Company’s proxy statement in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, for consideration at the Company’s 2013 annual meeting of stockholders, the proposal must be received by the Secretary of the Company by September 26, 2012. Such proposal must also meet the other requirements of the rules of the SEC relating to stockholder proposals.

The Company’s Amended and Restated Bylaws contain an advance notice of stockholder business and nominations requirement (Section 2.3 of the Amended and Restated Bylaws), which generally prescribes the procedures that a stockholder of the Company must follow if the stockholder intends, at an annual or special meeting of stockholders, to nominate a person for election to the Company’s Board of Directors or to propose other business to be considered by stockholders. These procedures include, among other things, that the stockholder give timely notice to the Secretary of the Company of the nomination or other proposed business, that the notice contain specified information, and that the stockholder comply with certain other requirements. Generally, in the case of an annual meeting of stockholders, a stockholder’s notice in order to be timely must be delivered in writing to the Secretary of the Company, at its principal executive office, not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date on which the Company first (i) mailed its notice of annual meeting, proxy statement and proxy or (ii) sent its notice of annual meeting and notice of internet availability of its proxy materials, whichever is earlier, for the immediately preceding year’s annual meeting. As specified in the Amended and Restated Bylaws, different notice deadlines apply in the case of a special meeting, or when the date of an annual meeting is more than 30 days before or after the first anniversary of the prior year’s meeting. If a stockholder’s nomination or proposal is not in compliance with the procedures set forth in the Amended and Restated Bylaws, the Company may disregard such nomination or proposal.

Accordingly, if a stockholder of the Company intends, at the Company’s 2013 annual meeting of stockholders, to nominate a person for election to the Company’s Board of Directors or to propose other business, the stockholder must deliver a notice of such nomination or proposal to the Company’s Secretary not later than the close of business on September 26, 2012, and not earlier than the close of business on August 27, 2012, and comply with the requirements of the Amended and Restated Bylaws. If a stockholder submits a proposal outside of Rule 14a-8 for the Company’s 2013 annual meeting of stockholders and such proposal is not delivered within the time frame specified in the Amended and Restated Bylaws, the Company’s proxy may confer discretionary authority on persons being appointed as proxies on behalf of the Company to vote on such proposal.

Notices should be addressed in writing to: Maria Gray, Secretary, Franklin Resources, Inc., One Franklin Parkway, San Mateo, CA 94403-1906.

CONTACT THE BOARD OF DIRECTORS

Stockholders and others may contact the Board, the non-management directors, the independent directors or any other individual director by sending a written communication appropriately addressed to:

Board of Directors

Franklin Resources, Inc.

c/o Maria Gray, Secretary

One Franklin Parkway

San Mateo, CA 94403-1906

You may specify whether you would prefer to direct your communication to the full Board of Directors, only the non-management directors or any other particular individual director. Stockholders making such communications are encouraged to state that they are stockholders and provide the exact name in which their shares are held and the number of shares held.

In addition, the Company has established separate procedures for its employees to submit concerns on an anonymous and confidential basis regarding questionable accounting, internal accounting controls or auditing matters and possible violations of the Company’s Code of Ethics and Business Conduct, securities laws or other laws, which are available on the Company’s Intranet.

Non-employees may submit any complaint regarding accounting, internal accounting controls or auditing matters directly to the Audit Committee of the Board of the Directors by sending a written communication appropriately addressed to:

Audit Committee

Franklin Resources, Inc.

One Franklin Parkway

San Mateo, CA 94403-1906

ELECTRONIC ACCESS TO PROXY MATERIALS AND DIRECTIONS

Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of proxy materials, the Company’s proxy materials, including this Proxy Statement and our Annual Report, are available for you to review online. To request a paper copy of proxy materials, please call 1-800-579-1639, or you may request a paper copy by email at sendmaterial@proxyvote.com, or by logging onto www.proxyvote.com.

For directions to the Annual Meeting site, please visit our website at:

www.franklintempleton.com/retail/pages/generic_content/global_nav/contact_us/pub/offices_us.jsf

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials (or proxy materials in the case of stockholders who receive paper copies of proxy materials), addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks and brokers with account holders who are beneficial holders of the Company’s common stock will be householding the Company’s Notice of Internet Availability of Proxy Materials (or proxy materials in the case of stockholders who receive paper copies of proxy materials). If you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials (or proxy material, if applicable), please notify your bank or broker, or contact Investor Relations, Franklin Resources, Inc., One Franklin Parkway, San Mateo, CA 94403-1906, Telephone (650) 312-4091. The Company undertakes, upon oral or written request, to deliver promptly a separate copy of the Company’s Notice of Internet Availability of Proxy Materials (or proxy materials, if applicable) to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials (or proxy materials, if applicable) at their address and would like to request householding of their communications should contact their bank or broker or Investor Relations at the contact address and telephone number provided above.

THE ANNUAL REPORT

The Company’s Annual Report for fiscal year 2011 is available for viewing on the Company’s website at “Annual Reports” under “Investor Relations”. Please read it carefully. However, the financial statements and the Annual Report do not legally form any part of this proxy soliciting material.

ANNUAL REPORT ON FORM 10-K

The Company filed with the SEC an annual report on Form 10-K for fiscal year ended September 30, 2011. Stockholders may obtain a copy, without charge, by visiting the Company’s website at www.franklinresources.com.

The Company will provide a copy of the fiscal year 2011 annual report on Form 10-K, including the financial statements and financial schedules, upon written request to the Company’s Secretary, Maria Gray, at the Company’s principal executive offices, Franklin Resources, Inc., One Franklin Parkway, San Mateo, CA 94403-1906. Additionally, we will provide copies of the exhibits to the annual report on Form 10-K upon payment of a reasonable fee (which will be limited to our reasonable expenses in furnishing such exhibits).

By order of the Board of Directors,

Maria Gray

Secretary

January 24, 2012

ONE FRANKLIN PARKWAY SAN MATEO, CA 94403-1906	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on March 13, 2012. Franklin Templeton 401(k) Retirement Plan participants and Franklin Resources, Inc. 1998 Employee Stock Investment Plan participants who hold shares at BNY Mellon Shareowner Services must vote by 2:00 p.m. Eastern Time on March 9, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on March 13, 2012. Franklin Templeton 401(k) Retirement Plan participants and Franklin Resources, Inc. 1998 Employee Stock Investment Plan participants who hold shares at BNY Mellon Shareowner Services must vote by 2:00 p.m. Eastern Time on March 9, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING VIA THE INTERNET OR BY TELEPHONE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M39727-P18032-Z56709	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FRANKLIN RESOURCES, INC.
The Board of Directors recommends you vote FOR the following proposals:
Vote on Directors
1.	Election of Directors	For	Against	Abstain			For	Against	Abstain
Nominees:
	1a. Samuel H. Armacost	☐	☐	☐	1f. Rupert H. Johnson, Jr.		☐	☐	☐
	1b. Charles Crocker	☐	☐	☐	1g. Mark C. Pigott		☐	☐	☐
	1c. Joseph R. Hardiman	☐	☐	☐	1h. Chutta Ratnathicam		☐	☐	☐
	1d. Charles B. Johnson	☐	☐	☐	1i. Laura Stein		☐	☐	☐
	1e. Gregory E. Johnson	☐	☐	☐	1j. Anne M. Tatlock		☐	☐	☐
					1k. Geoffrey Y. Yang		☐	☐	☐
Vote on Other Proposal
For address changes and/or comments, please check this box and write them on the back where indicated.				☐	2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012.	☐	☐	☐

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M39728-P18032-Z56709

FRANKLIN RESOURCES, INC.
This proxy card/voting instruction form is solicited on behalf of the Board of Directors

With this proxy, the stockholder signing on the reverse side appoints Charles B. Johnson, Gregory E. Johnson and Maria Gray (the “proxy holders”), or any one of them, as the stockholder’s proxies with full power of substitution. The stockholder appoints the proxy holders collectively and as individuals, to vote all the stockholder’s shares of Franklin Resources, Inc. (the “Company”) common stock at the Annual Meeting of Stockholders, and at any and all adjournments or postponements of the meeting, on the matters set forth on the reverse side of this card. This proxy card also provides voting instructions for Franklin Templeton 401(k) Retirement Plan participants and Franklin Resources, Inc. 1998 Employee Stock Investment Plan participants who hold shares at BNY Mellon Shareowner Services as described in the proxy statement. The Annual Meeting of Stockholders will be held on Wednesday, March 14, 2012, at 10:00 a.m., Pacific Time, in the H.L. Jamieson Auditorium, One Franklin Parkway, Building 920, San Mateo, California.

The Board of Directors has solicited this proxy and it will be voted as specified on this proxy card on the proposals proposed by the Company listed on the reverse side. If you do not mark any votes or abstentions, this proxy will be voted FOR all nominees to the Board of Directors and FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012. If any other matters come before the meeting to be voted on, the proxy holders named in this proxy will vote, act and consent on those matters in their discretion.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued on the reverse side. Must be signed and dated on the reverse side.

Please complete, sign and date this proxy on the reverse side and return it promptly in the accompanying envelope.